UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Alarm.com Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 21, 2022
To our stockholders:
We are pleased to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Alarm.com Holdings, Inc. to be held on Thursday, June 2, 2022 at 9:00 a.m. Eastern time at our headquarters located at 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.
Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
We have elected to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a notice instead of paper copies of this proxy statement and our 2021 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2021 Annual Report and a form of proxy card or voting instruction form. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact and cost of our Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by telephone or through the Internet by following the instructions on the notice you received, or, if you receive a paper proxy card by mail, by completing and returning the proxy card or voting instruction form mailed to you. Please carefully review the instructions on each of your voting options described in this proxy statement, as well as in the notice you received in the mail.
Thank you for your ongoing support of and continued interest in Alarm.com Holdings, Inc.
Sincerely,
Stephen Trundle
President, Chief Executive Officer and Director
You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please vote by telephone or through the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. If you participate in the Annual Meeting, you may vote at that time, even if you previously submitted your vote. Please note, however, that if your shares are held of record by a brokerage firm, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that agent in order to vote your shares that are held in such agent’s name and account.

ALARM.COM HOLDINGS, INC.
8281 Greensboro Drive, Suite 100
Tysons, Virginia 22102
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 2, 2022
To the Stockholders of Alarm.com Holdings, Inc.:
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Alarm.com Holdings, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 2, 2022 at 9:00 a.m. Eastern time at the Company’s principal executive offices, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102, for the following purposes:
1.
To elect the two (2) nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.
To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.

3.
To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.

4.
To consider, if properly presented at the Annual Meeting, a non-binding stockholder proposal requesting the Board of Directors to take each step necessary to amend the Company’s Amended and Restated Bylaws (“Bylaws”) to adopt “Proxy Access.”

5.
To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting was April 6, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders of record will be available for inspection by stockholders of record during normal business hours for ten days prior to the Annual Meeting for any legally valid purpose at our corporate headquarters at 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.
By Order of the Board of Directors,
Daniel Ramos
Corporate Secretary
Tysons, Virginia
April 21, 2022

ALARM.COM HOLDINGS, INC.
8281 Greensboro Drive, Suite 100
Tysons, Virginia 22102
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 2, 2022
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Who is soliciting my vote?
We are providing you with these proxy materials because the Board of Directors of Alarm.com Holdings, Inc. (the “Board”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Alarm.com Holdings, Inc. (the “Company”), including at any adjournments or postponements thereof, to be held on Thursday, June 2, 2022 at 9:00 a.m. Eastern time at the Company’s principal executive offices, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.
Do I need to attend the Annual Meeting to vote?
You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement (the “Proxy Statement”). However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy over the telephone, through Internet or by mail, and your votes will be cast for you at the Annual Meeting. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021, are being distributed and made available on or about April 21, 2022. As used in this Proxy Statement, references to “we,” “us,” “our,” “Alarm.com” and the “Company” refer to Alarm.com Holdings, Inc. and our consolidated subsidiaries.
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet rather than printing and mailing the proxy materials. We believe electronic delivery will expedite the receipt of materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting.
The Notice will provide instructions as to how you may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card and Annual Report on Form 10-K, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to you by mail. The Notice will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.
We intend to mail the Notice on or about April 21, 2022 to all stockholders of record entitled to vote at the Annual Meeting. The proxy materials, including the Notice of 2022 Annual Meeting of Stockholders, this Proxy Statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and the Annual Report on Form 10-K for the year ended December 31, 2021 will be made available to stockholders on the Internet on April 21, 2022.
Will I receive any other proxy materials by mail?
You will not receive any additional proxy materials via mail unless (1) you request a printed copy of the proxy materials in accordance with the instructions set forth in the Notice or (2) we elect, in our discretion, to send you a proxy card and a second Notice of Internet Availability of Proxy Materials, which we may send on or after May 2, 2022.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Thursday, June 2, 2022 at 9:00 a.m. Eastern time at our principal executive offices, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102. Directions to the Annual Meeting may be found at www.viewproxy.com/alrm/2022. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 6, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 50,087,264 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 6, 2022, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically through the Internet, over the telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 6, 2022, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting, unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are four matters scheduled for a vote:
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Election of two (2) directors to hold office until the 2023 Annual Meeting of Stockholders (Proposal 1);

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Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2);

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Advisory vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement (Proposal 3); and

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Consideration, if properly presented at the Annual Meeting, of a non-binding stockholder proposal requesting the Board to take each step necessary to amend our Bylaws to adopt “Proxy Access” (Proposal 4).

What if another matter is properly brought before the Annual Meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How can I vote?
You may either vote “FOR” or “AGAINST” or abstain from voting on all the proposed nominees to the Board and each of the other proposals. Proxies cannot be voted for a greater number of persons than the two nominees to the Board named in this Proxy Statement.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.
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To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote over the telephone, dial toll-free 1-866-402-3905 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.

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To vote through the Internet, go to www.fcrvote.com/ALRM to complete an electronic proxy card. You will be asked to provide the control number from the Notice.

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To vote by using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote: by telephone, through the Internet, by requesting and returning a printed proxy card or by submitting a ballot in person at the Annual Meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 6, 2022.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the printed proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of all two nominees for director, “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, “FOR” the advisory approval of executive officer compensation and “AGAINST” the stockholder proposal requesting the Board to take all necessary steps to amend our Bylaws to adopt “Proxy Access.” If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker, bank or other agent by its deadline, your shares may be voted by your broker, bank or other agent in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of remote communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We engaged Alliance Advisors to assist us with our shareholder engagement process, and we may pay them an estimated fee of $25,000, plus reasonable out-of-pocket expenses if they assist us in soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the vote during the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
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You may grant a subsequent proxy by telephone or through the Internet.

•
You may submit another properly completed proxy card with a later date (which automatically revokes the earlier proxy).

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You may send a timely written notice that you are revoking your earlier-dated proxy to our Corporate Secretary c/o Alarm.com Holdings, Inc., 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.

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You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or through the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or other Agent
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent to change your voting instructions.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 22, 2022, to our Corporate Secretary c/o Alarm.com Holdings, Inc., 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Our Bylaws also establish an advance notice procedure if you wish to present a proposal before an annual meeting of stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials. To be timely for our 2023 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices not later than the close of business on March 4, 2023 nor earlier than the close of business on February 2, 2023. However, if we hold our 2023 Annual Meeting of Stockholders more than 30 days before or after June 2, 2023 (the one-year anniversary date of the 2022 Annual Meeting of Stockholders), then timely notice of a stockholder proposal that is not intended to be included in our proxy statement must be received not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2023 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2023.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposals 1, 2, 3 and 4, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, other than the election of directors (Proposal 1). Abstentions will have the same effect as “Against” votes on Proposals 2, 3 and 4, and will have no effect on Proposal 1. Broker non-votes on Proposals 1, 3 and 4 will have no effect and will not be counted towards the vote total for any of those proposals.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules and we, therefore, expect broker non-votes to exist in connection with those proposals.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal No.	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors
“FOR” votes from the holders of a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.
A majority of votes cast means that each of the two nominees must receive the affirmative vote of a majority of the votes cast to be duly elected to the Board.
			No effect	No effect
2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter	Against	Not applicable(1)
3	Advisory vote to approve the compensation of our named executive officers	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter	Against	No effect
4	Non-binding stockholder proposal requesting the Board of Directors to take each step necessary to amend the Company’s Bylaws to adopt “Proxy Access”	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter	Against	No effect

(1)
This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 50,087,264 shares outstanding and entitled to vote. Thus, the holders of 25,043,633 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1—
ELECTION OF DIRECTORS
The Board presently has seven members. Messrs. Clarke and Whall, who are current directors, have been nominated for reelection at the Annual Meeting by the Nominating and Corporate Governance Committee. If elected at the Annual Meeting, each of these two nominees would serve until the 2023 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation, retirement, disqualification or removal.
In 2021, we amended our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Bylaws to phase out our classified Board structure. Our Board currently consists of directors divided into three classes—Class I, Class II and Class III—with each class serving staggered, three-year terms that next expire at the 2022, 2023 and 2024 Annual Meetings of Stockholders, respectively. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The amendments provided that:
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the term of the class of directors elected at the 2021 Annual Meeting of Stockholders will expire at the 2024 Annual Meeting of Stockholders;

•
the term of the class of directors elected at the 2022 Annual Meeting of Stockholders will expire at the 2023 Annual Meeting of Stockholders; and

•
the term of the class of directors elected at the 2023 Annual Meeting of Stockholders will expire at the 2024 Annual Meeting of Stockholders.

Directors will hold office until his or her successor will be duly elected and qualified, or if earlier, such director’s death, resignation, retirement, disqualification or removal. Mr. Clarke was previously elected as a Class I director with a term expiring at the 2022 Annual Meeting, and Mr. Whall was elected by the Board in August 2021 in connection with an increase in its size to seven directors. Accordingly, each of Messrs. Clarke and Whall has been nominated for a one-year term expiring at the 2023 Annual Meeting of Shareholders.
It is our policy to invite directors and nominees for director to attend the Annual Meeting. All of our then-current directors attended the 2021 Annual Meeting of Stockholders virtually.
Vote Required
Directors are elected by a majority of the votes cast at the Annual Meeting by the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, if a quorum is present, the two nominees must receive the affirmative vote of a majority of the votes cast to be duly elected to the Board; abstentions will have no effect. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. Proxies cannot be voted for a greater number of persons than the two nominees named in this Proxy Statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee that we will propose. Each nominee has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Director Nominees and Continuing Directors
The following is a brief biography of each nominee for director and each director whose term of office will continue after the Annual Meeting, and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this Proxy Statement.

Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders
Donald Clarke, age 63, has served as a member of our Board since May 2014. Since December 2016, Mr. Clarke has served as a member of the Board of Directors of BigCommerce Holdings, Inc., a publicly traded ecommerce platform provider. From January 2014 to December 2021, Mr. Clarke served as the Chief Financial Officer for Plex Systems, Inc., a privately held cloud technology company, and previously also held the position of its interim Chief Executive Officer from October 2017 through November 2018. Prior to joining Plex, from March 2008 to March 2013, he served as the Chief Financial Officer for Eloqua, Inc., a then publicly held marketing automation company. Prior to working at Eloqua, Mr. Clarke served as Chief Financial Officer for Cloakware, Inc., a privately held security solutions company, from August 2006 to February 2008 and for Visual Networks, Inc., a then publicly traded application and network management solutions company, from July 2004 to March 2006. He is a member of the American Institute of Certified Public Accountants and holds a B.S. in Accounting from Virginia Polytechnic Institute and State University. Our Board believes that Mr. Clarke’s experience in operations, strategy, accounting and financial management at both publicly and privately held companies qualifies him to serve on the Board.
Timothy J. Whall, age 60, has served as a member of our Board since August 2021. Mr. Whall served as the Chief Executive Officer of ADT Inc. (ADT) from May 2016 until his retirement in November 2018, the President of ADT from May 2016 until September 2017 and as a member of the board of directors of ADT from May 2016 until October 2019. He was also President of Prime Borrower from July 2015 to March 2018. Previously, Mr. Whall served as the President, Chief Executive Officer and a member of the board of directors of Protection One, Inc. from June 2010 to March 2017. From 1990 to 2010, Mr. Whall served in a variety of roles with SecurityLink, GTCR, ADT, Honeywell, and Stanleyworks. Our Board believes that Mr. Whall’s experience in executive management and directorship of companies in the security industry, extensive experience in mergers and acquisitions and his background in public company financial reporting qualifies him to serve on the Board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.
Class II Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders
Timothy McAdam, age 54, has served as chairman of our Board since April 2015 and has served as a member of our Board since July 2012. Mr. McAdam is a General Partner of Technology Crossover Ventures and has been in the venture capital industry since 1991. He currently serves on the board of directors of FinancialForce.com, Inc., a cloud-based applications company, Vectra, a cybersecurity company, Oversight, an application software company, Perceptyx, a cloud-based software company, and Aviatrix, an infrastructure cloud software company. Mr. McAdam holds a B.A. in Classics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business. Our Board believes Mr. McAdam’s experience in building technology companies and his expertise as an investor in such companies qualifies him to serve on the Board.
Simone Wu, age 57, has served as a member of our Board since February 2020. Ms. Wu is currently the Senior Vice President, General Counsel, Corporate Secretary & External Affairs of Choice Hotels International, Inc. since 2015 and was previously Senior Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer at Choice Hotels from 2012 to 2015. At Choice Hotels, she is the leader of Legal, Public Policy, Risk Management, External Affairs, Public and Media Relations, and Franchisee Communications. Prior to joining Choice Hotels, Ms. Wu served in a variety of roles with XO Communications and its affiliates from 2001 to 2012, including as General Counsel and Corporate Secretary from 2006 to 2012. Earlier in her career, she held a variety of legal and business roles including with AOL and MCI, focusing on both domestic and international matters, and she began her legal career as an associate with Skadden, Arps, Slate, Meagher & Flom, primarily engaged in telecommunications regulatory, transactional and privatization work. Our Board believes Ms. Wu’s extensive legal, executive and regulatory experience and expertise, particularly in corporate governance, business development, mergers and acquisitions, joint ventures, commercial transactions and intellectual property issues, qualifies her to serve on the Board.
Rear Admiral (Ret.) Stephen Evans, 57, has served as a member of our Board since February 2021. Since June 2021, Admiral Evans has served as a member of the Board of Directors of Merit Medical

Systems, Inc., a publicly traded company that manufactures and markets proprietary disposable medical devices. Admiral Evans retired in 2020 from the United States Navy where he most recently served as Special Advisor to the Commander, Naval Installations. Admiral Evans served as Senior Advisor, Deputy U.S. Military Representative, NATO Military Committee from 2019 to 2020, as Commander, George H. W. Bush Carrier Strike Group from 2017 to 2019, as Commander, Naval Service Training Command from 2015 to 2017 and Senior Military Assistant to the 75th Secretary of the Navy from 2013 to 2015. Prior to that, during his more than twenty years of service in the United States Navy, Admiral Evans held a variety of leadership positions. Admiral Evans earned a B.A. at The Citadel, a M.A. in National Security Affairs from the U.S. Naval War College and has attended Executive Education programs at Harvard’s John F. Kennedy School, the Massachusetts Institution of Technology, the University of Virginia Darden School of Business and the University of North Carolina Kenan-Flagler Business School. Our Board believes Admiral Evans’ experience in cyber defense, national security, public policy, governmental relations and leadership development qualifies him to serve on the Board.
Class III Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders
Darius G. Nevin, age 64, has served as a member of our Board since April 2016. Mr. Nevin is a member of G3 Capital Partners, LLC, a consulting company, which has served as an adviser to private equity firms in the fields of security, telecommunications and recurring service industries. He is also a member of G3 Investment Holdings, LLC, an investment company. Prior to co-founding G3 Capital Partners, LLC in October 2010, Mr. Nevin served as chief financial officer of Protection One, Inc., a then publicly traded company, from 2001 until June 2010. He served as a director and chairman of the audit committee of WCI Communities, Inc., a then publicly traded community developer and luxury homebuilder, from July 2013 through its acquisition in February 2017. Mr. Nevin earned an A.B. from Harvard College and an M.B.A. from the University of Chicago Booth School of Business. Our Board believes that Mr. Nevin’s experience in executive management of security monitoring companies and in developing and executing the operating and financing strategies at both publicly and privately held companies and his background in public company financial reporting qualifies him to serve on the Board.
Stephen Trundle, age 53, has served as our President and Chief Executive Officer since May 2003 and as a member of our Board since October 2003. Previously, Mr. Trundle served in various positions with MicroStrategy Incorporated, including as Vice President of Technology and Chief Technology Officer. Mr. Trundle holds an A.B. in Engineering and an A.B. in Government from Dartmouth College. Our Board believes that Mr. Trundle’s extensive knowledge of our business and prior industry experience with technology qualifies him to serve on the Board.

Board Diversity, Qualifications and Expertise
Total Number of Directors: 7
Board Diversity Matrix
	1	2	3	4	5	6	7
Gender(1)	U	M	M	M	M	M	F
Race/Ethnicity/Nationality
African American or Black				X
Alaskan Native or American Indian
Asian							X
Hispanic or LatinX
Native Hawaiian or Pacific Islander
White		X	X		X
Two or more races or ethnicities
LGBTQ+
Did not disclose demographic background	X					X

(1)
Male (M), Female (F), Non-Binary (NB), Gender Undisclosed (U)

Board Qualifications and Expertise Matrix
Qualifications and Expertise	1	2	3	4	5	6	7
Financial
(Leadership of a financial firm or management of the finance function of an enterprise, resulting in proficiency in complex financial management, capital allocation, and financial reporting processes.)	X	X	X		X	X
Global Business
(Experience driving business success in markets around the world, with an understanding of diverse business environments, economic conditions, cultures, and regulatory frameworks, and abroad perspective on global market opportunities.)	X	X	X				X
Leadership
(Extended leadership experience for a significant enterprise, resulting in a practical understanding of organizations, processes, strategic planning, and risk management. Demonstrated strengths in developing talent, planning succession, and driving change and long-term growth.)	X	X	X	X	X	X	X
Mergers and Acquisitions
(A history of leading growth through acquisitions and other business combinations, with the ability to assess “build or buy” decisions, analyze the fit of a target with a company’s strategy and culture, accurately value transactions, and evaluate operational integration plans.)	X	X	X		X	X	X
Sales and Marketing (Experience developing strategies to grow sales and market share, build brand awareness and equity, and enhance enterprise reputation.)	X		X		X	X
Technology (A significant background working in technology, resulting in knowledge of how to anticipate technological trends, generate disruptive innovation, and extend or create new business models.)	X	X	X	X	X

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under Nasdaq Stock Market (“Nasdaq”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Clarke, McAdam, Nevin, Whall, Admiral Evans and Ms. Wu. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Mr. Trundle is not an independent director by virtue of his employment with us.
Board Leadership Structure
The Board has an independent chair, Mr. McAdam, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for overseeing the risk management activities of management as well as monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our Company. Risk assessment reports are periodically provided by management to the Board, and management regularly provides updates to the Board related to legal and compliance risks and cyber security initiatives, including our ability to respond to any cyber-attacks. Regarding the ongoing COVID-19 pandemic, our management continues to be focused on matters related to the effects of the pandemic on our hardware supply chain and overall impact on our business and addressing the concerns of our employees as well as updating and communicating with the full Board regularly. The full Board has oversight and has been engaged concerning the monitoring and identification of risks specific to the Company in the context of continuing disruptions to the global economy and global financial markets caused by the pandemic, and actions we are taking to mitigate risks related to the ongoing COVID-19 pandemic.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our

Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
It is the responsibility of the chairperson of each committee of the Board to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
Meetings of the Board of Directors
The Board met four times during 2021. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: (i) Audit Committee, (ii) Compensation Committee and (iii) Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2021 for each of the Board committees:
Name	Audit	Compensation	Nominating and Corporate Governance
Donald Clarke	X*
Timothy McAdam		X	X*
Darius G. Nevin	X	X*
Timothy J. Whall	X(1)
Simone Wu		X(2)
Rear Admiral (Ret.) Stephen Evans			X
Stephen Trundle
Total meetings in fiscal 2021	4	6	4

*
Committee Chairman

(1)
Mr. Whall joined the Audit Committee effective as of February 16, 2022, replacing Ms. Wu on the same date.

(2)
Ms. Wu joined the Compensation Committee effective as of February 16, 2022.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee:
•
evaluates the performance of and assesses the qualifications of the Company’s independent registered public accounting firm;

•
determines and approves the engagement of the independent registered public accounting firm;

•
determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•
reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•
monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law;

•
reviews and approves or disapproves transactions between the Company and any related persons;

•
confers with management and the Company’s independent registered public accounting firm, as appropriate, regarding the effectiveness of internal control over financial reporting;

•
establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
•
meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Messrs. Clarke (Chairman), Nevin and Whall. The Audit Committee met four times during 2021. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://investors.alarm.com.
The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all of the current members of the Audit Committee are independent (as independence is currently defined under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing rules and under Rule 10A-3 under the Exchange Act). The Board has also determined that each of Messrs. Clarke, Whall and Nevin qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of these member’s level of knowledge and experience based on a number of factors, including formal education and experience as a chief financial officer for publicly and privately held companies for Messrs. Clarke and Nevin and experience as a chief executive officer with financial oversight responsibilities for publicly and privately held companies for Messrs. Clarke and Whall.
Report of the Audit Committee of the Board of Directors
The Audit Committee operates pursuant to a written charter that is available under Corporate Governance on the Investor Relations section of our website: https://investors.alarm.com. The purpose of the Audit Committee is to assist the Board in its oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the SEC.
Management has primary responsibility for the system of internal controls and the financial reporting process. Management is also responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) to audit the Company’s financial statements for the fiscal year ended December 31, 2021.
PwC, our independent registered public accounting firm, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
In performing its responsibilities, the Audit Committee has:
•
reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2021;

•
discussed with PwC, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

•
received the written disclosures and the letter from PwC required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence and has discussed with PwC its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Respectfully submitted,
Donald Clarke, Chairman
Darius G. Nevin
Timothy J. Whall
Simone Wu
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee is currently composed of three directors: Messrs. Nevin (Chairman) and McAdam and Ms. Wu. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing rules). The Compensation Committee met six times during 2021. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://investors.alarm.com.
The Compensation Committee acts on behalf of the Board to review, adopt and approve the Company’s compensation strategy, policies, plans and programs, including:
•
reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate, which powers shall include the power to exercise discretion to adjust compensation based on such goals and objectives;

•
reviewing and recommending to the Board the type and amount of compensation to be paid or awarded to Board members;

•
evaluating and approving the compensation plans and programs advisable for us, as well as evaluating and approving the modification or termination of existing plans and programs;

•
establishing policies with respect to equity compensation arrangements with the objective of appropriately balancing the perceived value of equity compensation and the dilutive and other costs of that compensation to us;

•
reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for our executive officers and, as appropriate, other senior management;

•
administration of our equity compensation plans, pension and profit-sharing plans, stock purchase plans, bonus plans, deferred compensation plans and other similar plans and programs;

•
reviewing our human capital strategies, initiatives and programs with respect to our culture, talent, recruitment, retention and employee engagement; and

•
reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

The Compensation Committee reviews annually with management the Compensation Discussion and Analysis and considers whether to recommend that it be included in our proxy statements and other filings.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with our Chief Executive Officer and our Vice President of Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with SEC and Nasdaq requirements that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
In April 2021, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Compensia, Inc. (“Compensia”), to perform the services described in “Executive Compensation—Compensation Discussion and Analysis—Role of Compensation Consultant.” The Compensation Committee has assessed Compensia’s independence and determined that Compensia had no conflicts of interest in connection with its provisions of services to the Compensation Committee in fiscal 2021. The selection of Compensia was made without the input or influence of management. Additional information regarding the Compensation Committee’s processes and procedures, including the role of compensation consultants in evaluating the amount or form of executive and director compensation, can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
The specific determinations of our Compensation Committee with respect to executive compensation for the year ended December 31, 2021 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Respectfully submitted,
Darius G. Nevin, Chairman
Timothy McAdam
Simone Wu
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board is responsible for:
•
identifying and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board);

•
reviewing and evaluating incumbent directors;

•
recommending to the Board for selection candidates for election to the Board;

•
making recommendations to the Board regarding the membership of the committees of the Board;

•
assessing the performance of management and the Board; and

•
developing a set of corporate governance principles for us.

The Nominating and Corporate Governance Committee is composed of two directors: Messrs. McAdam (Chairman) and Admiral Evans. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating and Corporate Governance Committee met four times during 2021. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://investors.alarm.com.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity of backgrounds, which is construed broadly to include differences of viewpoint, age, skill, gender, race and other individual characteristics; and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then typically uses a professional search firm to compile a list of potential candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Alarm.com Holdings, Inc., 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102 at least 90 days, but no more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the last annual meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications with the Board of Directors
Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Company’s Corporate Secretary at 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102. Stockholder communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with our Whistleblower Policy for Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. We also have a corporate ethics hotline to allow complaints related to questionable accounting or auditing matters. All inquiries made through this hotline are immediately directed to the chairman of the Audit Committee.
Code of Ethics
We have adopted the Alarm.com Holdings, Inc. Code of Business Conduct that applies to all of our officers, directors, employees and independent contractors. The Code of Business Conduct is available on our website at http://investors.alarm.com. If we make any substantive amendments to the Code of Business Conduct or we grant any waiver from a provision of the Code of Business Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Corporate Governance Guidelines
Our Corporate Governance Guidelines are designed to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Board regularly monitors developments in corporate governance practices and regulatory changes and periodically assesses the adequacy of and may modify our Corporate Governance Guidelines and committee charters as warranted in light of such developments. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed on our website at http://investors.alarm.com.

PROPOSAL 2—
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Vote Required
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2021 and 2020 by PricewaterhouseCoopers LLP.
	Fiscal Year Ended December 31,
	2021	2020
Audit Fees(1)	$2,301,960	$2,417,000
Tax Fees(2)	199,256	65,000
All Other Fees(3)	900	900
Total Fees	$2,502,116	$2,482,900

(1)
Represents fees billed for professional services provided to us in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as well as audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. Audit Fees for 2020 also included fees billed for professional services provided to us in connection with the closing of an acquisition. Audit Fees for 2020 and 2021 also included fees related to an offering/comfort letter in each of those fiscal years.

(2)
Represents fees billed for tax compliance services and tax audit defense services.

(3)
Represents subscription fees paid for access to online accounting research software applications and data.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis ,before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3—
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board recognizes the interests our investors have in the compensation of our named executive officers. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.
Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, the result will not be binding on the Board or Compensation Committee. Nevertheless, the views expressed by our stockholders, whether through this say-on-pay vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Vote Required
Advisory (non-binding) approval of Proposal 3 requires the approval of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4—
STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS BYLAW
The Company has been advised that James McRitchie of Elk Grove, California, who owns at least 60 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting through his designee, John Chevedden. We are not responsible for the contents of the proposal. If properly presented at the Annual Meeting, the Board unanimously recommends a vote AGAINST this proposal.
Stockholder Proposal
Proposal 4—Shareholder Proxy Access
Resolved: Shareholders of Alarm.com Holdings Inc (“Company”) request our Board of directors take the steps necessary to enable shareholders, without limits on group size, to aggregate their shares to equal 3% of our stock owned continuously for 3-years to enable shareholder proxy access with the following essential provision:
Nominating shareholders and unlimited groups of shareholders must have owned at least 3% of the Company’s outstanding shares of common stock continuously for a period of at least 3-years.
The essential feature requested is that shareholders forming a nominating group not be limited with regard to the number in a nominating group, allowing employee owners to combine with activist funds to nominate candidates.
Supporting Statement: Proxy access enables shareholders to put competing director candidates on the company ballot to see if they can get more votes than some of management’s director candidates. A competitive election is good for everyone. Even if never used, this proposal helps ensure our Board will nominate directors with outstanding qualifications to avoid giving shareholders a reason to exercise access rights.
Proxy Access in the United States: Revisiting the Proposed SEC Rule,1 a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Governance Changes through Shareholder Initiatives: The Case of Proxy Access2 found a 0.5 percent average increase in shareholder value for proxy access targeted firms.
Proxy access has been adopted by major companies, including 78% of the S&P 500. Adoption of this proposal will make our Company more competitive in its corporate governance. Two of our largest shareholders, BlackRock and Vanguard, voted in favor of 87% and 91% of shareholder proposals, respectively, to establish proxy access during the last 3.5 years.
Adding urgency to this proposal is a recent study finding directors generally do not want to monitor and are not sure they can do so effectively.3 Corporate governance expert Nell Minow offered the following: “Usually directors at least pretend to acknowledge their legal obligation to provide oversight of CEOs on behalf of shareholders.” “This acknowledgment that directors see themselves as corporate cheerleaders instead of skeptics whose job is to push back, question, and insist on better is further proof that shareholders will need to support more Engine No. 1-style challenges.”4
Eliminating group limits would allow employee-shareholders with small holdings to join in nominating groups, opening communication channels between our Board and workers. Proxy access directors nominated

1   https://www.cfainstitute.org/-/media/documents/article/position-paper/proxy-access-in-united-states-revisiting-proposed-sec-rule.ashx
2   https://ssrn.com/abstract=2635695
3   https://corpgov.law.harvard.edu/2021/09/02/corporate-directors-implicit-theories-of-the-roles-and-duties-of-boards/
4   https://valueedgeadvisors.com/2021/09/02/corporate-directors-say-its-not-their-job-to-monitor-ceo-study-bloomberg/

by such groups may be more able to effectively monitor than typical outside directors and would bring a host of additional benefits.5
Enhance Shareholder Value, Vote FOR
Shareholder Proxy Access—Proposal 4
Board Statement in Opposition
The Board has carefully considered the proposal seeking stockholder proxy access and, for the reasons set forth below, does not believe it is in the best interests of the Company or our stockholders.
We are committed to strong corporate governance practices, including meaningful stockholder rights and robust engagement measures, but this particular proposal is fundamentally flawed.
Nominations to our Board are handled by our Nominating and Corporate Governance Committee who review possible candidates—including those proposed by our stockholders—and propose nominees to our Board. The Nominating and Corporate Governance Committee is required by its charter to evaluate each candidate’s reputation for integrity and honesty, willingness and ability to contribute to our decision-making and long-term objectives, commitment to understand us and our industry, diversity, and potential conflicts of interests, among other things. Underlying this is the fiduciary duty of our Board to act in the best interests of the Company and our stockholders.
In contrast, the proposal has the following flaws:
•
No Fiduciary Duty: The proposal enables individuals or groups of stockholders to nominate directors who advance their own specific agenda, without regard to the fiduciary duties or corporate governance policies and practices in our current process. Our Board believes it is important for Board candidates to be selected not on the basis of individual self-interest but rather based on the best interests of the Company.

•
No Aggregation Limit: The proposal contains no cap on how many stockholders may join together to meet the 3% threshold to propose nominees. Permitting stockholders with very small ownership shares and limited interest in the Company to use the Company’s proxy to advance individual agendas could result in contested elections with multiple proxy access nominees, which would lead to a meaningful distraction to the Board and Company and may deter highly qualified directors from serving.

At its core, the proposal advances individual stockholder interests, not the best interests of the Company or our stockholders, and is in direct contrast to the fiduciary duties and good corporate governance practices that underlie our existing process for evaluating potential Board candidates. As such, the Board opposes this proposal and recommends a vote against it.
Vote Required
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve Proposal 4.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

5   https://www.aspeninstitute.org/publications/new-corporate-boardroom/

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2022 by:
•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•
each of our named executive officers named in the Summary Compensation Table below;

•
each of our directors and nominees for director; and

•
all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
Our calculation of the percentage of beneficial ownership is based on 49,990,324 shares of common stock outstanding on March 31, 2022. Shares of common stock issuable under stock options that are currently exercisable or exercisable within 60 days of March 31, 2022 and shares of common stock underlying restricted stock unit awards that are vested as of March 31, 2022 or will vest within 60 days of March 31, 2022 are deemed beneficially owned, and such shares are used in computing the percentage ownership of the person holding these options or restricted stock unit awards and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.
This table is based upon information supplied by our officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise noted below, the address for each executive officer and director listed in the table is c/o Alarm.com Holdings, Inc., 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.
	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc.(1)	7,661,269	15.3%
Brown Capital Management, LLC(2)	5,553,121	11.1
The Vanguard Group(3)	5,483,770	11.0
William Blair Investment Management, LLC(4)	2,875,745	5.8
Named Executive Officers and Directors:
Stephen Trundle(5)	1,890,736	3.8
Steve Valenzuela(6)	13,396	*
Jeffrey Bedell(7)	577,682	1.2
Daniel Ramos(8)	17,750	*
Daniel Kerzner(9)	104,971	*
Donald Clarke(10)	20,304	*
Timothy McAdam(11)	100,952	*
Darius G. Nevin(12)	53,804	*
Timothy J. Whall(13)	—	—
Simone Wu(14)	2,534	*
Rear Admiral (Ret.) Stephen Evans(15)	—	—
All current executive officers and directors as a group (11 persons)(16)	2,782,129	5.5%

*
Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
The information shown is as of December 31, 2021 and is based upon disclosures filed on a Schedule 13G/A on February 7, 2022 by BlackRock, Inc., which reported sole voting power over 7,585,284 shares and sole dispositive power over 7,661,269 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)
The information shown is as of December 31, 2021 and is based upon disclosures filed on a Schedule 13G/A on February 14, 2022 by Brown Capital Management, LLC. Brown Capital Management, LLC has sole voting power over 3,263,537 shares and sole dispositive power over 5,553,121 shares. Brown Capital Management, LLC’s address is 1201 N. Calvert Street, Baltimore, Maryland 21202.

(3)
The information shown is as of December 31, 2021 and is based upon disclosures filed on a Schedule 13G/A on February 9, 2022 by The Vanguard Group—23-1945930, which reported sole voting power over 0 shares, shared voting power over 88,843 shares, sole dispositive power over 5,351,659 shares and shared dispositive power over 132,111 shares. The address of The Vanguard Group—23-1945930 is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)
The information shown is as of December 31, 2021 and is based upon disclosures filed on a Schedule 13G on February 9, 2022 by William Blair Investment Management, LLC. William Blair Investment Management, LLC has sole voting power over 2,560,637 shares and sole dispositive power over 2,875,745 shares. William Blair Investment Management, LLC’s address is 150 North Riverside Plaza, Chicago, Illinois 60606.

(5)
Consists of (i) 159,844 shares of common stock held by Mr. Trundle, (ii) 122,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2022, (iii) 259,687 shares of common stock held by Stephen Trundle 2015 Gift Trust, of which certain members of Mr. Trundle’s immediate family are beneficiaries, (iv) 1,339,343 shares of common stock held by Backbone Partners, LLC and (v) 9,862 shares of common stock held by Footings Advancement Trust, of which certain members of Mr. Trundle’s immediate family are beneficiaries. Mr. Trundle has voting and dispositive power over all of the outstanding membership interests of Backbone Partners, LLC and has sole voting and dispositive power over the shares held by Backbone Partners, LLC. Mr. Trundle has sole voting and dispositive power over the shares held by Footings Advancement Trust. Does not include 50,000 shares of common stock underlying unvested restricted stock unit awards.

(6)
Includes 4,166 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2022. Does not include 23,809 shares of common stock underlying unvested restricted stock unit awards.

(7)
Includes 147,540 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2022. Does not include 25,500 shares of common stock underlying unvested restricted stock unit awards.

(8)
Includes 6,750 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2022. Does not include 23,500 shares of common stock underlying unvested restricted stock unit awards.

(9)
Includes 83,708 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2022. Does not include 29,500 shares of common stock underlying unvested restricted stock unit awards.

(10)
Does not include 1,787 shares of common stock underlying an unvested restricted stock unit award.

(11)
Does not include 1,787 shares of common stock underlying an unvested restricted stock unit award.

(12)
Consists of (i) 15,304 shares of common stock held by Mr. Nevin, (ii) 36,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2022 and (iii) 2,500 shares of common stock held by G3 Investment Holdings, LLC. Mr. Nevin is the co-owner of G3 Investment Holdings, LLC and shares voting and dispositive control over these shares with Richard Ginsburg. Does not include 1,787 shares of common stock underlying an unvested restricted stock unit award.
(13)
Does not include 1,305 shares of common stock underlying an unvested restricted stock unit award.

(14)
Does not include 1,787 shares of common stock underlying an unvested restricted stock unit award.

(15)
Does not include 2,025 shares of common stock underlying an unvested restricted stock unit award.

(16)
Consists of (i) 2,381,965 shares of common stock held by all executive officers and directors as a group and (ii) 400,164 shares of common stock issuable upon the exercise of options exercisable by the executive officers and directors as a group within 60 days of March 31, 2022 pursuant to the exercise of stock options or underlying restricted stock unit awards scheduled to vest within 60 days of March 31, 2022. Does not include 162,787 shares of common stock underlying unvested restricted stock unit awards.

EXECUTIVE OFFICERS
The following table sets forth information with respect to our executive officers as of the date of this Proxy Statement.
Name	Position(s)
Stephen Trundle	President, Chief Executive Officer and Director
Steve Valenzuela	Chief Financial Officer
Jeffrey Bedell	Chief Strategy and Innovation Officer
Daniel Kerzner	Chief Product Officer
Daniel Ramos	Senior Vice President of Corporate Development
Stephen Trundle.   Biographical information for Mr. Trundle is presented above under the caption “Class III Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders.”
Steve Valenzuela, age 65, has served as our Chief Financial Officer since November 2016. Prior to joining us, Mr. Valenzuela served as the Chief Financial Officer of SugarCRM, a customer relationship management software company, from January 2015 to November 2016. From October 2013 to December 2014, he served as the Chief Financial Officer of Apigee Corporation, a software provider subsequently acquired by Google. Prior to this, Mr. Valenzuela served as the Chief Financial Officer of Zenprise, a mobile device management software company, from April 2011 to December 2012, and then as a result of Citrix’s acquisition of Zenprise in January 2013, as the Vice President of Finance and Operations for the Mobile Platforms Group of Citrix from January 2013 to October 2013. Mr. Valenzuela holds a B.S. degree in accounting from San Jose State University and an M.B.A. from Santa Clara University.
Jeffrey Bedell, age 53, has served as our Chief Strategy and Innovation Officer since April 2013. Mr. Bedell served as Chief Technology Officer at MicroStrategy Incorporated from 2001 to October 2012 as well as Executive Vice President of Technology from 2007 to March 2013. Mr. Bedell holds a B.A. in Religion from Dartmouth College.
Daniel Kerzner, age 46, has served as our Chief Product Officer since December 2013. Prior to joining us, from April 2013 to December 2013, Mr. Kerzner served as the Chief Executive Officer of Emotive Communications Inc., a software company. From March 2010 to April 2013, he served as Senior Vice President and General Manager of Mobile at MicroStrategy Incorporated. From July 2009 to February 2010, Mr. Kerzner was the Regional Director for PJM Interconnection at EnerNOC, Inc. Prior to this position, he was Vice President of Platform and Emerging Technologies at MicroStrategy. Mr. Kerzner holds a B.A. in Computer Engineering from Dartmouth College and an M.B.A. from The Wharton School.
Daniel Ramos, age 53, has served as our Senior Vice President of Corporate Development since June 2007. Prior to joining us, Mr. Ramos served as Principal Deputy General Counsel for the U.S. Air Force, Department of Defense. Prior to his service with the Air Force, Mr. Ramos was the Vice President of Legal and Business Planning at The Away Network, a business unit of Orbitz Worldwide, Inc. Before joining The Away Network, he was a senior transactional attorney with the law firm of Shaw Pittman LLP (now Pillsbury Winthrop Shaw Pittman LLP). Mr. Ramos holds an A.B. in Government from Harvard University and a J.D. from Stanford Law School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, discusses our executive compensation policies and analyzes how and why our Compensation Committee arrived at specific compensation decisions for fiscal 2021 for the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers as of December 31, 2021, referred to as our “named executive officers.”
Our named executive officers for fiscal 2021 were:
Name	Position(s)
Stephen Trundle	President, Chief Executive Officer and Director (principal executive officer)
Steve Valenzuela	Chief Financial Officer (principal financial officer)
Jeffrey Bedell	Chief Strategy and Innovation Officer
Daniel Kerzner	Chief Product Officer
Daniel Ramos	Senior Vice President of Corporate Development
Executive Summary
Company Overview
Alarm.com is the leading platform for the intelligently connected property. We offer a comprehensive suite of cloud-based solutions for smart residential and commercial properties, including interactive security, video monitoring, intelligent automation, access control, energy management and wellness solutions. Millions of property owners depend on our technology to intelligently secure, automate and manage their residential and commercial properties. In the last year alone, our platforms processed more than 200 billion data points generated by over 100 million connected devices. We believe that this scale of subscribers, connected devices and data operations makes us the leader in the connected property market.
Summary of Fiscal 2021 Performance and Connection to Executive Compensation
For our fiscal year ended December 31, 2021, we achieved strong growth and significantly improved business results that provide context for stockholders reviewing our executive compensation disclosures, with highlights that included:
•
SaaS and license revenue increased 17% to $460.4 million, compared to $393.3 million in 2020.

•
Total revenue increased 21% to $749.0 million, compared to $618.0 million in 2020.

•
Net income decreased 33% to $51.2 million, compared to $76.7 million in 2020.

•
Adjusted EBITDA (as defined below), a non-GAAP measurement of operating performance, increased to $142.5 million in 2021 from $125.3 million in 2020.

SaaS and license revenue and adjusted EBITDA are each elements of our cash incentive compensation plan for fiscal year 2021. Adjusted EBITDA is a non-GAAP financial measure that is prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles (“GAAP”). We define Adjusted EBITDA as our net income before interest expense, interest income, other (expense) / income, net, (benefit from) / provision for income taxes, amortization and depreciation expense, stock-based compensation expense, secondary offering expense, acquisition-related expense and legal costs and settlement fees incurred in connection with non-ordinary course litigation and other disputes, particularly costs involved in ongoing intellectual property litigation. Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 24, 2022, for a more detailed discussion of our fiscal 2021 financial results and, beginning on page 75 in the

“Management’s Discussion and Analysis” section of that Annual Report on Form 10-K, a discussion regarding, and reconciliation of, our non-GAAP to GAAP financial measures.
Fiscal 2021 Executive Compensation Highlights
The important features of our executive compensation program for fiscal 2021 include the following:
•
A substantial portion of executive pay is tied to performance. We structure a significant portion of our named executive officers’ compensation to be variable, at risk and tied directly to our measurable performance. For 2021, 94% of our Chief Executive Officer’s target total compensation and an average of 85% of our other named executive officers’ target total compensation was linked to short- and long-term performance, consisting of target 2021 performance-based bonus opportunity and the grant date fair value of equity awards granted during 2021.

CEO 2021 Target Pay Mix*	NEO 2021 Avg. Target Pay Mix*

*
“Target Pay” consists of 2021 annual base salary rate, 2021 target performance-based bonus opportunity and the grant date fair value of equity awards granted during 2021, as reported in the Summary Compensation Table. Numbers may not add to 100% due to rounding.

•
Our Chief Executive Officer’s 2021 target total compensation (at his request) is well below the 25th percentile of market data.

•
Our executive bonuses are dependent on meeting corporate objectives. Our annual performance-based bonus opportunities for all of our named executive officers are dependent upon our achievement of annual corporate objectives established each year and the individual officer’s contributions towards such corporate objectives. Regardless of performance, bonus payouts are capped at 150% of target bonus.

•
We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program and comprise the primary “at-risk” portion of our named executive officer compensation package. We granted options and restricted stock unit awards to each of our named executive officers in 2021 to align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.

•
We structure long-term equity award vesting over a five-year period. Our restricted stock unit and stock option awards are subject to a longer vesting period than typical practice of our peer companies and the general market within which we compete, consistent with our retention objectives and intention to tie equity compensation to stockholder value over the longer-term. In addition, we structured our Chief Executive Officer’s 2021 stock option award to vest at the end of the five-year period, rather than ratably over such period.

•
We provide very limited severance and change in control benefits. None of our named executive officers are entitled to severance or change in control benefits, other than relatively modest severance benefits provided to Mr. Valenzuela, our Chief Financial Officer, as part of his 2016 new-hire package in consideration for his relocation with his family from his home in California to a location near our corporate headquarters and limited pro rata vesting for our Chief Executive Officer’s stock option award to provide credit for services rendered.
•
We do not provide our executive officers with any excise tax “gross-ups” on severance or change in control payments.

•
We maintain a clawback policy. In order to recoup certain types of incentive compensation from an officer in the event that his or her misconduct relates to a restatement of our financial results, we have implemented a clawback policy.

•
We generally do not provide special fringe benefits or excessive perquisites to our executives that are not available to all employees.

•
We do not provide our executive officers with any special health or welfare benefits that are not available to all employees. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•
Our Compensation Committee retains an independent third-party compensation consultant. Our independent compensation consultant advises the Compensation Committee on market practices, including identifying a peer group of companies, so that our Compensation Committee can regularly assess our executive compensation program against these peer companies, the general marketplace and other industry data points.

Stockholder Advisory Vote on Executive Compensation and Stockholder Outreach
At our 2021 Annual Meeting of Stockholders, we held our fourth annual “say on pay” advisory vote, and our stockholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in our 2021 proxy statement. The proposal was supported by approximately 93% of the total votes cast. Our Compensation Committee reviewed the final vote results for the proposal and given the level of support, concluded that our compensation program provided a competitive performance package that incentivizes our named executive officers and encourages their retention over the long-term. Accordingly, the Compensation Committee determined not to make any significant changes to our executive compensation policies or decisions as a result of the vote; however, our Compensation Committee determined to monitor and continually evaluate our compensation program going forward in light of our stockholders’ views and our transforming business needs.
We value our stockholders’ continued interest in Alarm.com. We are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders on the topics of executive compensation and corporate governance. We believe that ongoing engagement builds mutual trust and understanding with our stockholders.
During the early part of 2022, as part of our stockholder engagement, we reached out to our largest stockholders to gain a better understanding of their views regarding our corporate governance and executive compensation program, policies and practices. Specifically, we reached out to 23 of our largest stockholders representing approximately 68% of our issued and outstanding shares as of December 31, 2021. We engaged in substantive discussions with a number of our top holders. In the course of these discussions, we received valuable feedback on our corporate governance and executive compensation program, policies and practices. Our Compensation Committee will monitor and continue to evaluate our executive compensation program going forward in light of our stockholders’ views and our transforming business needs and expects to consider the outcome of our “say on pay” votes and our stockholders’ views when making future executive compensation decisions.
Objectives, Philosophy and Elements of Executive Compensation
Our compensation program aims to achieve the following main objectives:
•
attract, retain and reward highly qualified executives;

•
provide incentives that motivate and reward for achievement of our key performance goals that increase stockholder value over the long term;

•
align our executives’ interests with those of our stockholders; and

•
link pay to company performance.

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses and long-term incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives and key features.
Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Fixed compensation that is periodically reviewed and adjusted if and when appropriate; determined based on a number of factors, including each executive officer’s individual performance, experience, skills, level of responsibility and the breadth, scope and complexity of the position as well as the competitive marketplace for executive talent specific to our industry and the overall performance of our Company, and by reference, in part, to market data provided by our independent compensation consultant.
Performance Bonus (at-risk cash)	Motivates and rewards for attaining key annual corporate performance goals and individual contributions that relate to our key business objectives.	Target bonus amounts are periodically reviewed and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon specific corporate performance objectives consistent with our long-term strategic plan and, for executives other than our CEO, individual performance objectives that relate to the officer’s role and expected contribution toward reaching our corporate goals, generally determined by the Compensation Committee and communicated at the beginning of the year. Actual bonus amounts earned are determined after the end of the year, taking into account achievement of corporate and individual performance objectives.
Long-Term Incentive (at-risk equity)
Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.
Attracts highly qualified executives and encourages their continued employment over the long term.

Equity incentives are generally reviewed annually and may be granted during the first half of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement.
Individual awards are determined based on a number of factors, including current corporate and individual performance and market data provided by our independent compensation consultant.
Equity grants have historically been provided primarily in the form of stock options. In recent years, restricted stock unit grants have been awarded in addition to stock option grants.

We focus on providing a competitive compensation package to each of our executive officers that provides significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
We do not have formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, we historically have structured a significant portion of the named executive officers’ total target compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards granted based on performance, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.
How We Determine Executive Compensation
Role of our Compensation Committee, Management and the Board
The Compensation Committee is appointed by the Board to assist with the Board’s oversight responsibilities with respect to the Company’s compensation policies, plans and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors and senior management, as appropriate. For details on the Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding Committees of the Board of Directors—Compensation Committee” beginning on page [17] of this Proxy Statement. Our Compensation Committee consists solely of independent members of the Board.
The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines, which may be subject to final Board approval, the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation. The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers, but typically approves equity awards at a regularly scheduled meeting with grant dates occurring on a pre-specified date following such approval.
Our Compensation Committee works with and receives information and analyses from management, including within our legal, finance and human resources departments, and our Chief Executive Officer, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers.
Our Chief Executive Officer evaluates and provides to the Compensation Committee executive officer performance assessments and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance bonuses, equity compensation and other compensation-related matters outside of the presence of any other named executive officers. However, our Compensation Committee retains the final authority to make all compensation decisions. While the Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation.
From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee or Board meetings. Members of management, including our Chief Executive Officer, may attend portions of our Compensation Committee’s meetings; however, neither our Chief Executive Officer nor any other member of management is present during decisions regarding his compensation.
Our legal, finance and human resources departments work with our Chief Executive Officer to design and develop recommended compensation programs for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the Compensation Committee.
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee retained Compensia as its compensation consultant to assist in making executive compensation decisions for 2021. Compensia’s work included reviewing and updating the peer group serving as a reference in making 2021 executive compensation decisions, providing market research and analysis to assist the Compensation Committee in developing 2021 executive compensation levels, including for our named executive officers, and outlining trends and regulatory developments.
The Compensation Committee has analyzed (most recently in 2022), whether the work of Compensia as a compensation consultant raised any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, our Compensation Committee determined that the work of Compensia and the individual compensation advisors employed by Compensia does not create any conflict of interest pursuant to the SEC rules and Nasdaq listing standards.
Use of Competitive Market Compensation Data
The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, when making executive compensation decisions, the Compensation Committee directed Compensia to review and update the list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete for top talent.
In February 2021, Compensia re-evaluated the previously approved peer group used in setting 2020 executive compensation using the same pre-established criteria that are aligned with market best practices. Compensia, with input from the Compensation Committee, selected U.S. companies in the software and services industry, with a focus on companies with cloud-based platforms selling to both consumers and businesses, with revenue of generally 0.4x - 2.5x our revenue and market capitalization of generally 0.25x - 4.0x our market capitalization and gave additional consideration to selecting companies based on high revenue growth, profitability, revenue and market capitalization measured per employee and companies that had completed an initial public offering in the past five years. At the time of approving the 2021 peer group, our revenue approximated the 50th percentile and our market cap approximated the 65th percentile. Profitability metrics and revenue and market capitalization per employee ranked above the peer 75th percentile.
Changes to the peer group for 2021 included removing companies at the low end of the revenue and market cap ranges (Benefitfocus and TrueCar) and an acquired company (Carbonite, Inc.) and adding companies marked with an asterisk below to ensure a robust sample size for conducting compensation assessments. The peer group approved and used by the Compensation Committee in making executive pay decisions for 2021 was as follows:

2U, Inc. Acacia Communications, Inc. Altair Engineering Inc. Appian, Inc. Arlo Technologies, Inc. Bottomline Technologies (de), Inc. Cerence Inc.* Cornerstone OnDemand, Inc. Dynatrace, Inc.* Ebix Inc.	HubSpot, Inc. New Relic, Inc. Paycom Software, Inc. Paylocity Holding Corporation Proofpoint, Inc. Qualys, Inc. Shutterstock, Inc. Sonos, Inc. SPS Commerce, Inc.

*
New for 2021

The Compensation Committee used data compiled from the public filings of these peer companies, which we refer to as market data, to inform the Compensation Committee’s determinations regarding executive compensation for 2021. The Compensation Committee did not target pay to fall at any particular percentile of the market data, but rather reviewed this market data as a helpful reference point in making 2021 compensation decisions. Market data is only one of the factors that the Compensation Committee considers in making compensation decisions. The Compensation Committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”
Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of Compensation Committee members. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the following factors:
•
Company performance and existing business needs;

•
Each named executive officer’s individual performance, scope of job function and the criticality of the skill set of the named executive officer to the Company’s future performance;

•
The need to attract new talent to our executive team and retain existing talent in a highly competitive industry where we compete for top talent;

•
A range of market data reference points, as described above under “Use of Competitive Market Compensation Data”;

•
Our Chief Executive Officer’s recommendations, based on his direct knowledge of the performance by each named executive officer and his extensive industry experience; and

•
Recommendations from consultants on compensation policy determinations for our executive officers.

2021 Executive Compensation Program
Base Salary
In April 2021, the Compensation Committee reviewed the base salaries of our named executive officers and approved increases to base salaries in amounts ranging from approximately 4% to 6% for each of the named executive officers other than Mr. Trundle. The Compensation Committee determined increases were appropriate given that our named executive officer’s base salaries fell well below the median of the market data. However, the Compensation Committee kept base salary increases minimal with individual amounts varying due to performance, time in role, market data comparisons and internal parity considerations. Mr. Trundle’s base salary, at the request of Mr. Trundle, has remained unchanged since he joined us in 2003. For 2021, Mr. Trundle’s base salary fell at the 15th percentile of market data. The 2021 base salaries of our named executive officers are reflected below.

Executive	2021 Base Salary ($)	Percentage Increase from 2020 Base Salary
Stephen Trundle	210,000	—
Steve Valenzuela(1)	365,000	4.3%
Jeffrey Bedell(2)	340,000	6.3%
Daniel Kerzner(3)	335,000	6.3%
Daniel Ramos(4)	335,000	4.7%

(1)
Mr. Valenzuela’s increased base salary was effective May 1, 2021.

(2)
Mr. Bedell’s increased base salary was effective June 1, 2021.

(3)
Mr. Kerzner’s increased base salary was effective June 1, 2021.

(4)
Mr. Ramos’s increased base salary was effective May 1, 2021.

Annual Performance Bonus
In April 2021, the Compensation Committee approved the following 2021 annual cash bonus targets listed below for each named executive officer. Each of the cash bonus targets was effective as of January 1, 2021. The target bonus amounts are primarily based on applicable market data comparisons and input from our Chief Executive Officer.
Executive	2021 Target Bonus ($)	Percentage Increase from 2020 Target Bonus
Stephen Trundle	250,000	—
Steve Valenzuela	215,000	7.5%
Jeffrey Bedell	260,000	4.0%
Daniel Kerzner	260,000	4.0%
Daniel Ramos	215,000	7.5%
In February 2021, the Compensation Committee approved the adoption of the Alarm.com Holdings Inc. Executive Bonus Plan (the “Executive Bonus Plan”) for our executive officers, including the named executive officers. The Executive Bonus Plan was designed to award cash incentive payments for performance in 2021 to participants based on our achievement of certain performance goals set by the Compensation Committee and included a three-tiered program based on achievement of two tiers relating to pre-established performance goals and a third tier under which the Compensation Committee, with input from our Chief Executive Officer (except with respect to his own performance), could adjust each named executive officer’s actual payout based on the individual performance of each officer. The Compensation Committee could also apply negative discretion in Tier 3, such that lower or no payout may be determined even if the relevant Tier 1 and Tier 2 goals were achieved. In no event could an executive officer receive more than 150% of his target bonus. The first two tiers, the payout formula and actual achievement are listed in the table below.

2021 Performance Goals	Bonus Funding Formula	Achievement
Tier 1: 2021 SaaS and license revenue
For each 1% achievement below target goal, target bonus payout is reduced by 2%, rounded to nearest 0.1%
For each 1% achievement above target, target bonus payout is increased by 2%, rounded to nearest 0.1%
We exceeded the SaaS and license revenue target by 3.4%, resulting in a target payout increase of 6.8%
Tier 2: 2021 Adjusted EBITDA
For each 1% achievement below target goal, target payout resulting from Tier 1 calculation is reduced by 1%, rounded to nearest 0.1%
For each 1% achievement above target, target payout resulting from Tier 1 calculation is increased by 0.5%, rounded to nearest 0.1%
We exceeded the Adjusted EBITDA target by 10.9%, resulting in a target payout increase of 5.4%
Total		Target payout increase of 12% (i.e., approximately 112% target payout potential)
The Compensation Committee chose SaaS and license revenue and Adjusted EBITDA as the performance goals for the Executive Bonus Plan because they directly tie to our corporate goals and the Compensation Committee believed successful performance on these metrics would encourage focus on the strength of our SaaS business, strategic growth, and sustainable long-term stockholder value.
Our corporate performance goal targets are internal measures that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm. If the targets were disclosed, we believe the information would provide our competitors with insights into our operations and sales compensations programs that would be harmful to us. The Compensation Committee set the targets for these performance measures at levels that would require extraordinary efforts, excellent leadership, effective leveraging of our competencies and a focus on driving results. For each financial measure, the Compensation Committee selected a target that exceeded our prior year performance.
After calculating Tier 1 and Tier 2 bonus availability based on our overall performance against the designated performance goals, the Compensation Committee assessed each named executive officer’s individual performance under Tier 3, with the input of our Chief Executive Officer (other than for himself) and approved the following final bonus payouts.
Performance Achievement
Executive	Performance Achievement for 2021 as a Percentage of Target Bonus (%)	2021 Bonus Amount Paid ($)
Stephen Trundle	100	250,000
Steve Valenzuela	100	215,000
Jeffrey Bedell	102	265,000
Daniel Kerzner	102	265,000
Daniel Ramos	100	215,000
The annual cash incentive awards earned by our named executive officers for fiscal 2021 performance are also set forth in the Summary Compensation Table below.

Equity Awards
The Compensation Committee determined that the 2021 equity grants for our named executive officers should consist of stock options and restricted stock unit awards. The Compensation Committee believes that stock options, which have historically been an important part of our equity compensation program, continue to be a key tool in serving to align the interests of our executive officers and our stockholders; stock options are inherently performance based, and automatically link executive pay to stockholder return, as the value realized, if any, by the executive from an award of stock options is dependent upon, and directly proportionate to, appreciation in stock price. Executives will only receive value from the stock option awards if the price of our common stock increases above the price at time of grant and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price. We have added restricted stock unit awards to our equity award mix in the last several years to align with peer company practices, and because we believe that it improves the balance and risk profile of our compensation program to include a form of award that does not rely solely on stock price appreciation in order to provide value.
In connection with making its decision regarding our executive equity compensation program for 2021, the Compensation Committee reviewed market trends and data, prepared by Compensia, regarding equity award grant practices, including our peer company use of performance-based vesting for equity awards, which are often favored by proxy advisory firms and certain institutional investors. For 2021, the Compensation Committee determined that equity awards vesting over time continued to be the most appropriate incentive structure for our executive officers to reward performance over time and achieve our retention objectives. Our time-based vesting schedules, which at five years are longer than most of those of our peer companies, deliver retention incentives over the long-term and, unlike awards that vest based on pre-determined financial or market goals, do not create incentives for inappropriate short-term risk-taking at the expense of realizing long-term value or the potential incentive for unethical conduct. In addition, we deliver a meaningful portion of compensation in the form of annual incentive compensation that is directly tied to, and incentivizes our executives to work towards, achievement of our key corporate goals.
The Compensation Committee approved annual equity awards to our named executive officers for 2021 consisting of stock options and restricted stock units, to be granted May 15, 2021, to each of our named executive officers, as reflected in the table below. The Compensation Committee determined that each of the annual equity awards to the named executive officers should consist of a combination of stock options and restricted stock units for the reasons stated above, with the target value allocated approximately 30% to options and 70% to restricted stock units (33% to options and 67% to restricted stock units for Mr. Trundle, our Chief Executive Officer).
Executive	Stock Option Award (# of shares)	Restricted Stock Unit Award (# of shares)
Stephen Trundle	30,000	25,000
Steve Valenzuela	12,500	12,500
Jeffrey Bedell	15,000	15,000
Daniel Kerzner	15,000	15,000
Daniel Ramos	12,500	12,500
The Compensation Committee determined the size of each of the named executive officer’s 2021 annual equity award in its discretion, in the context of each named executive officer’s total compensation, taking into account the market data provided by Compensia in addition to the individual officer’s responsibilities and performance and the recommendations of the Chief Executive Officer (except as to his own performance) with respect to appropriate grants and any particular individual circumstances. The Compensation Committee determined that Mr. Trundle’s annual equity award was appropriate and reasonable in light of Mr. Trundle’s request that his compensation remain at the low end of the market data. Mr. Trundle’s 2021 equity grant value and total target compensation (including cash and the annual equity grant) remained well below the 25th percentile of market data of peer company chief executive officers.

The stock option awards to each of the named executive officers other than Mr. Trundle each vest in sixty equal monthly installments on the 1st day of each calendar month beginning on June 1, 2021, subject to the officer’s continued service with us through each such vesting date. The Compensation Committee structured Mr. Trundle’s stock option award to vest in full on the five-year anniversary of the grant date, subject to his continued service through the vesting date, rather than vesting monthly during such term. The Compensation Committee felt this adjusted schedule was appropriate in order to further retain Mr. Trundle over the long term. However, in the event that there was a change in control during such five-year term, Mr. Trundle would be entitled to vesting on a pro-rata basis based on the number of months he continued to provide service during such five-year term, to provide credit to Mr. Trundle for such services in the same manner as the other named executive officers, in the event of a change in control scenario. Each of the named executive officers’ restricted stock unit awards, including Mr. Trundle’s, vests 20% on each anniversary of the grant date for a period of five years, subject to the officer’s continued service with us through each vesting date.
In addition, as described further below, our named executive officers are eligible to participate in our 2015 Employee Stock Purchase Plan (“ESPP”) if they meet the requirements for participation in the ESPP.
Other Features of Our Executive Compensation Program
Employment Offer Letters
The initial terms and conditions of employment for each of our named executive officers are set forth in employee offer letters. Each of our named executive officers is an at-will employee.
Severance and Change in Control Benefits
Our named executive officers, other than Mr. Valenzuela, are not entitled to any severance benefits upon a termination of employment.
Pursuant to Mr. Valenzuela’s offer letter, if his employment is terminated by us without cause, then he will be entitled to receive continuing payments of his then-current salary for a period of four months, as well as payment of the health insurance premiums for continued coverage under COBRA for a period of six months. In addition, in the event of a change in control (as defined in our 2015 Equity Incentive Plan), the unvested shares subject to the equity awards granted to Mr. Valenzuela prior to 2020 and pursuant to the terms of his offer letter would generally fully vest upon the first anniversary of the change in control, or if earlier, upon certain qualifying terminations of employment or adverse changes to employment terms. Such acceleration provisions do not apply to equity awards granted to Mr. Valenzuela in and after 2020.
Other Programs Open to all Employees, Including 401(k) Plan, ESPP, Welfare and Health Benefits
We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Internal Revenue Code of 1986, as amended (the “Code”). In 2021, we matched 100% of employee contributions, up to 10% of earnings with an annual maximum company matching contribution of $5,000 in matching contributions per calendar year for each employee and such employee contributions are immediately and fully vested. Company matching contributions vest over four years ratably. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code.
We also offer our employees, including our executive officers, the opportunity to purchase shares of our common stock at a discount under our ESPP. Pursuant to the ESPP, all eligible employees, including the eligible named executive officers, may allocate up to the lesser of $15,000 or 10% of the participant’s base compensation for that year to purchase our stock at a 10% discount to the market price, subject to specified limits.
In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, and welfare and health benefits such as a fitness subsidy and gym discounts.
Our patent program rewards employees who are named as inventors on our pending patent applications and newly issued patents. Our named executive officers are also eligible to participate in this program on the same basis as all of our full-time employees, and during fiscal 2021, Messrs. Bedell and Kerzner both received awards under this program.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Tax and Accounting Implications
Accounting for Stock-Based Compensation
Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Deductibility of Executive Compensation
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of our Company and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.
Other Compensation Policies and Practices
Equity Awards Grant Delegation Policy
The Compensation Committee has delegated authority to our Chief Executive Officer and Chief Financial Officer to grant equity awards to our employees (other than our executive officers), subject to the terms and conditions of an equity awards grant delegation policy. Such awards may be granted on scheduled grant dates to newly hired employees or to existing employees in connection with a promotion or in recognition of their contributions to the Company. In each instance, the policy provides for a limitation on the maximum size of any such awards. In the case of options to purchase shares of our common stock, the exercise price of such options must at least be equal to the fair market value of our common stock, which is defined as the closing price for our common stock as quoted on the Nasdaq Global Select Market on the date of grant, or, if the date of grant is a non-trading day (i.e., a weekend or holiday), then the determination date for fair market value will be the closing price for our common stock on the trading day immediately preceding the date of grant.
Clawback Policy
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. In addition, in March 2018, the Compensation Committee adopted a compensation recovery, or “clawback,” policy pursuant to which the Board may, following the occurrence of certain accounting restatements triggered by misconduct of an executive officer or officers, recover any incentive compensation determined to have been erroneously paid to such executive officer or officers. We will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will make any necessary updates to the policy once the SEC adopts final regulations on the subject.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock. In addition, our directors and executive officers and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company securities as collateral for loans and may not hold Company securities in margin accounts.
Analysis of Risks Presented by Our Compensation Policies and Programs
The Compensation Committee has reviewed our compensation policies and practices to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; rather, it believes the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors) and long-term compensation (in the form of stock options or restricted stock unit grants) prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders. In addition, our insider trading policy and prohibition against hedging and pledging of our stock protects against short-term decision making and our clawback policy and cap on annual bonuses mitigates risk-taking behavior. The Compensation Committee intends to conduct an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to the following individuals during the years ended December 31, 2021, 2020 and 2019: (i) Stephen Trundle, our Chief Executive Officer; (ii) Steve Valenzuela, our Chief Financial Officer; and (iii) Jeffrey Bedell, our Chief Strategy and Innovation Officer, Daniel Kerzner, our Chief Product Officer, and Daniel Ramos, our Senior Vice President of Corporate Development, our three other most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of our fiscal year ended December 31, 2021.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Stephen Trundle	2021	210,000	2,062,750	1,090,846	250,000	—	3,613,596
President and Chief Executive Officer	2020	210,000	948,500	471,641	260,000	—	1,890,141
	2019	210,000	1,625,750	947,164	237,500	—	3,020,414
Steve Valenzuela	2021	360,000	1,031,375	454,519	215,000	5,000(3)	2,065,894
Chief Financial officer	2020	350,000	474,250	196,517	210,000	13,971(4)	1,244,738
	2019	345,833	812,875	361,674	178,500	18,731(5)	1,717,613
Jeffrey Bedell	2021	331,667	1,237,650	545,423	265,000	4,167(6)	2,383,907
Chief Strategy and Innovation Officer	2020	318,333	474,250	196,517	260,000	4,083(7)	1,253,183
	2019	310,000	650,300	289,340	255,000	4,083(8)	1,508,723
Daniel Kerzner	2021	326,667	1,237,650	545,423	265,000	21,500(9)	2,396,240
Chief Product Officer	2020	312,500	569,100	235,820	260,000	21,500(9)	1,398,920
	2019	300,000	975,450	434,007	255,000	16,000(10)	1,980,457
Daniel Ramos	2021	330,000	1,031,375	454,519	215,000	5,000(3)	2,035,894
Senior Vice President of Corporate Development	2020	320,000	474,250	196,517	210,000	5,000(3)	1,205,767
	2019	311,667	650,300	289,340	193,000	4,000(3)	1,448,307

(1)
The amounts in this column reflect the aggregate grant date fair value of the shares underlying restricted stock unit award and option awards granted in the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures and assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing these equity awards are described in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 24, 2022 and do not necessarily correspond to the actual economic value recognized or that may be recognized by the named executive officers.

(2)
Amounts for fiscal year 2021 represent amounts earned by the named executive officers during 2021 pursuant to our Executive Bonus Plan but paid in 2022. See “Compensation Discussion and Analysis—2021 Executive Compensation Program—Annual Performance Bonus” for further information regarding the amounts in this column.

(3)
Represents a match of contributions to our 401(k) savings plan.

(4)
Represents (i) a match of contributions to our 401(k) savings plan in the amount of $5,000 and (ii) reimbursed equipment expenses related to an Alarm.com security system in the amount of $8,971.

(5)
Represents (i) a match of contributions to our 401(k) savings plan in the amount of $4,000 and (ii) reimbursed equipment expenses related to an Alarm.com security system in the amount of $14,731, which includes a tax gross-up payment of $5,760.

(6)
Represents (i) a match of contributions to our 401(k) savings plan in the amount of $2,667 and (ii) a patent program award in the amount of $1,500.

(7)
Represents (i) a match of contributions to our 401(k) savings plan in the amount of $2,583 and (ii) patent program awards in the amount of $1,500.

(8)
Represents (i) a match of contributions to our 401(k) savings plan in the amount of $2,583 and (ii) a patent program award in the amount of $1,500.

(9)
Represents (i) a match of contributions to our 401(k) savings plan in the amount of $5,000 and (ii) patent program awards in the amount of $16,500.

(10)
Represents (i) a match of contributions to our 401(k) savings plan in the amount of $4,000 and (ii) patent program awards in the amount of $12,000.

Grants of Plan-Based Awards
The following table shows certain information regarding grants of plan-based awards during the fiscal year ended December 31, 2021 to our named executive officers.
Grants of Plan-Based Awards in Fiscal 2021
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Type	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Stephen Trundle	Annual Stock Option Grant	5/15/2021	4/14/2021	—	—	—	—	30,000	82.51	1,090,846
	Annual RSU Grant	5/15/2021	4/14/2021	—	—	—	25,000	—	—	2,062,750
	Annual Performance-Based Cash Bonus	—	—	—	250,000	375,000	—	—	—	—
Steve Valenzuela	Annual Stock Option Grant	5/15/2021	4/14/2021	—	—	—	—	12,500	82.51	454,519
	Annual RSU Grant	5/15/2021	4/14/2021	—	—	—	12,500	—	—	1,031,375
	Annual Performance-Based Cash Bonus	—	—	—	215,000	322,500	—	—	—	—
Jeffrey Bedell	Annual Stock Option Grant	5/15/2021	4/14/2021	—	—	—	—	15,000	82.51	545,423
	Annual RSU Grant	5/15/2021	4/14/2021	—	—	—	15,000	—	—	1,237,650
	Annual Performance-Based Cash Bonus	—	—	—	260,000	390,000	—	—	—	—
Daniel Kerzner	Annual Stock Option Grant	5/15/2021	4/14/2021	—	—	—	—	15,000	82.51	545,423
	Annual RSU Grant	5/15/2021	4/14/2021	—	—	—	15,000	—	—	1,237,650
	Annual Performance-Based Cash Bonus	—	—	—	260,000	390,000	—	—	—	—
Daniel Ramos	Annual Stock Option Grant	5/15/2021	4/14/2021	—	—	—	—	12,500	82.51	454,519
	Annual RSU Grant	5/15/2021	4/14/2021	—	—	—	12,500	—	—	1,031,375
	Annual Performance-Based Cash Bonus	—	—	—	215,000	322,500	—	—	—	—

(1)
We do not establish thresholds or maximum annual performance bonus amounts under our Executive Bonus Plan, except that the maximum bonus amount each officer is eligible to receive is 150% of such officer’s cash target for the year. The amounts set forth in these columns represent the target bonus amounts for each named executive officer for fiscal 2021 under our Executive Bonus Plan, and do not represent either additional or actual compensation earned by the named executive officers for the year ended December 31, 2021. The dollar value of the actual payments for these awards are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. For more information about our Executive Bonus Plan, see “Compensation Discussion and Analysis—2021 Executive Compensation Program—Annual Performance Bonus.”

(2)
The restricted stock unit awards were granted pursuant to our 2015 Equity Incentive Plan. The shares of our common stock subject to the restricted stock unit awards vest in five equal annual installments beginning on May 15, 2022, subject to the officer’s continued service with us through each such vesting date. See “Compensation Discussion and Analysis—2021 Executive Compensation Program—Equity Awards.”

(3)
These stock option awards were granted pursuant to our 2015 Equity Incentive Plan. The shares of our common stock subject to these stock options, except with respect to Mr. Trundle, vest and become exercisable in sixty equal monthly installments on the 1st day of each calendar month beginning on June 1, 2021, subject to the officer’s continued employment through each such vesting date. The shares of our common stock subject to the stock options awarded to Mr. Trundle vest in full on the five-year anniversary of the grant date, subject to Mr. Trundle’s continued service through the vesting date and subject to pro-rata acceleration upon a change in control prior to such date. See “Compensation Discussion and Analysis—2021 Executive Compensation Program—Equity Awards” for more information.

(4)
The option awards were granted with an exercise price equal to 100% of the fair market value of our common stock, which was $82.51 per share, based on the closing market price of our common stock on the date of grant.

(5)
The dollar amounts in this column represent the aggregate grant date fair value of each option award and restricted stock unit award, as applicable, granted to the named executive officers in 2021, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures, and assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing these awards are described in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 24, 2022 and do not necessarily correspond to the actual economic value recognized or that may be recognized by our named executive officers.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information about outstanding and unexercised stock options and outstanding restricted stock unit awards that have not vested for each named executive officer as of December 31, 2021.
Outstanding Equity Awards at December 31, 2021
		Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)(3)	Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock that Have Not Vested ($)(5)
Stephen Trundle	5/15/2021	—	—	—	—	25,000(6)	2,120,250
	5/15/2021	—	30,000(7)	82.51	5/14/2031	—	—
	4/1/2020	—	—	—	—	20,000(8)	1,696,200
	4/1/2020	—	30,000(9)	37.94	3/31/2030	—	—
	4/1/2019	—	—	—	—	15,000(10)	1,272,150
	4/1/2019	—	30,000(11)	65.03	3/31/2029	—	—
	4/1/2018	—	—	—	—	10,000(12)	848,100
	4/1/2018	22,000	8,000(13)	37.74	3/31/2028	—	—
	5/15/2017	45,833	4,167(14)	32.17	5/14/2027	—	—
	5/15/2016	47,500	—	21.70	5/14/2026	—	—
Steve Valenzuela	5/15/2021	—	—	—	—	12,500(6)	1,060,125
	5/15/2021	1,458	11,042(15)	82.51	5/14/2031	—	—
	4/1/2020	—	—	—	—	10,000(8)	848,100
	4/1/2020	—	8,334(16)	37.94	3/31/2030	—	—
	4/1/2019	—	—	—	—	7,500(17)	636,075
	4/1/2019	—	5,834(18)	65.03	3/31/2029	—	—
	2/1/2018	—	—	—	—	3,926(19)	332,964
Jeffrey Bedell	5/15/2021	—	—	—	—	15,000(6)	1,272,150
	5/15/2021	1,750	13,250(15)	82.51	5/14/2031	—	—
	4/1/2020	—	—	—	—	10,000(8)	848,100
	4/1/2020	4,166	8,334(16)	37.94	3/31/2030	—	—
	4/1/2019	—	—	—	—	6,000(10)	508,860
	4/1/2019	5,333	4,667(20)	65.03	3/31/2029	—	—
	4/1/2018	—	—	—	—	4,000(12)	339,240
	4/1/2018	7,333	2,667(13)	37.74	3/31/2028	—	—
	5/15/2017	—	—	—	—	2,000(21)	169,620
	5/15/2017	9,166	834(14)	32.17	5/14/2027	—	—
	2/15/2016	25,000	—	15.02	2/14/2026	—	—
	5/22/2013	90,000	—	2.95	5/21/2023	—	—
Daniel Kerzner	5/15/2021	—	—	—	—	15,000(6)	1,272,150
	5/15/2021	1,750	13,250(15)	82.51	5/14/2031	—	—
	4/1/2020	—	—	—	—	12,000(8)	1,017,720
	4/1/2020	5,000	10,000(16)	37.94	3/31/2030	—	—
	4/1/2019	—	—	—	—	9,000(10)	763,290
	4/1/2019	8,000	7,000(20)	65.03	3/31/2029	—	—
	4/1/2018	—	—	—	—	5,000(12)	424,050
	4/1/2018	9,166	3,334(13)	37.74	3/31/2028	—	—
	5/15/2017	—	—	—	—	2,000(21)	169,620
	5/15/2017	9,166	834(14)	32.17	5/14/2027	—	—
	2/15/2016	35,000	—	15.02	2/14/2026	—	—
	5/15/2015	10,000	—	11.55	5/14/2025	—	—
Daniel Ramos	5/15/2021	—	—	—	—	12,500(6)	1,060,125
	5/15/2021	1,458	11,042(15)	82.51	5/14/2031	—	—
	4/1/2020	—	—	—	—	10,000(8)	848,100
	4/1/2020	208	8,334(16)	37.94	3/31/2030	—	—

		Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)(3)	Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock that Have Not Vested ($)(5)
	4/1/2019	—	—	—	—	6,000(10)	508,860
	4/1/2019	167	4,667(20)	65.03	3/31/2029	—	—
	4/1/2018	—	—	—	—	4,000(12)	339,240
	4/1/2018	167	2,667(13)	37.74	3/31/2028	—	—
	5/15/2017	—	—	—	—	2,000(21)	169,620
	5/15/2017	166	834(14)	32.17	5/14/2027	—	—

(1)
Option awards vest over a five-year period. All of the option awards listed in the table above granted prior to the completion of our initial public offering on July 1, 2015 were granted under our Amended and Restated 2009 Stock Incentive Plan, and all of the option awards granted after our initial public offering were granted under our 2015 Equity Incentive Plan.

(2)
With respect to options granted to our named executive officers that are immediately exercisable subject to our right to repurchase that lapses as the option vests, this column reflects the number of options held by our named executive officers that were exercisable and vested as of December 31, 2021.

(3)
With respect to options granted to our named executive officers that are immediately exercisable subject to our right to repurchase that lapses as the option vests, this column reflects the number of options held by our named executive officers that were exercisable and unvested as of December 31, 2021.

(4)
All of the option awards listed in the table above were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant. Prior to the completion of our initial public offering, the fair market value of one share of common stock was determined in good faith by our Board with the assistance of a third-party valuation expert. After our initial public offering, the fair market value of one share of common stock is determined to be the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant, or, if the date of grant is a non-trading day (i.e., a weekend or holiday), then the determination date for fair market value will be the closing price for our common stock on the trading day immediately preceding the date of grant.

(5)
The value of the restricted stock units shown in the table was calculated using the closing price of our common stock as reported on the Nasdaq Global Select Market on December 31, 2021, which was $84.81.

(6)
The shares underlying these restricted stock unit awards shall vest in five equal annual installments beginning on May 15, 2022, subject to the officer’s continued service with us through each such vesting date.

(7)
These options vest and become exercisable in full on May 15, 2026, subject to the officer’s continuous service with us through such vesting date and subject to pro-rata acceleration upon a change in control prior to such date. If there is a change in control prior to the five-year vesting date, Mr. Trundle is entitled to pro rata vesting of such options, in an amount equal to the amount that would have vested had Mr. Trundle’s equity awards vested monthly over the five-year vesting schedule as of the date of the change in control event.

(8)
The shares underlying these restricted stock unit awards shall vest in five equal annual installments beginning on April 1, 2021, subject to the officer’s continued service with us through each such vesting date.

(9)
These options vest and become exercisable in full on April 1, 2025, subject to the officer’s continuous service with us through such vesting date and subject to pro-rata acceleration upon a change in control prior to such date. If there is a change in control prior to the five-year vesting date, Mr. Trundle is entitled to pro rata vesting of such options, in an amount equal to the amount that would have vested had Mr. Trundle’s equity awards vested monthly over the five-year vesting schedule as of the date of the change in control event.

(10)
The shares underlying these restricted stock unit awards shall vest in five equal annual installments beginning on April 1, 2020, subject to the officer’s continued service with us through each such vesting date.

(11)
These options vest and become exercisable in full on April 1, 2024, subject to the officer’s continuous service with us through such vesting date and subject to pro-rata acceleration upon a change in control prior to such date. If there is a change in control prior to the five-year vesting date, Mr. Trundle is entitled to pro rata vesting of such options, in an amount equal to the amount that would have vested had Mr. Trundle’s equity awards vested monthly over the five-year vesting schedule as of the date of the change in control event.

(12)
The shares underlying these restricted stock unit awards shall vest in five equal annual installments beginning on April 1, 2019, subject to the officer’s continued service with us through each such vesting date.

(13)
These options vest and become exercisable in sixty equal monthly installments on the 1st day of each calendar month beginning on May 1, 2018, subject to the officer’s continuous service with us through each such vesting date.

(14)
These options vest and become exercisable in sixty equal monthly installments on the 1st day of each calendar month beginning on June 1, 2017, subject to the officer’s continuous service with us through each such vesting date.

(15)
These options vest and become exercisable in sixty equal monthly installments on the 1st day of each calendar month beginning on June 1, 2021, subject to the officer’s continuous service with us through each such vesting date.

(16)
These options vest and become exercisable in sixty equal monthly installments on the 1st day of each calendar month beginning on May 1, 2020, subject to the officer’s continuous service with us through each such vesting date.

(17)
The shares underlying this restricted stock unit award shall vest in five equal annual installments beginning on April 1, 2020, subject to Mr. Valenzuela’s continuous service with us through each such vesting date. See “Compensation Discussion and Analysis—Other Features of Our Executive Compensation Program—Severance and Change in Control Benefits” for a description of vesting acceleration applicable to equity awards held by Mr. Valenzuela.

(18)
These options vest and become exercisable in sixty equal monthly installments on the 1st day of each calendar month beginning on May 1, 2019, subject to Mr. Valenzuela’s continuous service with us through each such vesting date. See “Compensation Discussion and Analysis—Other Features of Our Executive Compensation Program—Severance and Change in Control Benefits” for a description of vesting acceleration applicable to equity awards held by Mr. Valenzuela.

(19)
The shares underlying this restricted stock unit award shall vest as follows: 40% of the shares shall vest on each of February 1, 2020 and February 1, 2022; the final 20% of the shares shall vest on February 1, 2023, subject to Mr. Valenzuela’s continuous service with us through each such vesting date. See “Compensation Discussion and Analysis—Other Features of Our Executive Compensation Program—Severance and Change in Control Benefits” for a description of vesting acceleration applicable to equity awards held by Mr. Valenzuela.

(20)
These options vest and become exercisable in sixty equal monthly installments on the 1st day of each calendar month beginning on May 1, 2019, subject to the officer’s continuous service with us through each such vesting date.

(21)
The shares underlying these restricted stock unit awards shall vest as follows: 40% of the shares shall vest on each of May 15, 2019 and May 15, 2021; the final 20% of the shares shall vest on May 15, 2022, subject to the officer’s continuous service with us through each such vesting date.

Option Exercises and Stock Vested
The following table shows the number of shares of our common stock acquired upon the exercise of stock options and the aggregate value realized upon the exercise of stock options, as well as the number of shares of our common stock acquired upon the vesting of restricted stock unit awards and the aggregate value realized upon the vesting of restricted stock unit awards, for the named executive officers during the fiscal year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen Trundle	15,000	1,421,758	—	—
	20,000	1,724,704	—	—
	25,000	1,830,962	—	—
	25,000	1,841,543	—	—
	1,000	86,194	—	—
	7,222	587,450	—	—
	6,778	552,549	—	—
	25,000	1,877,651	—	—
	—	—	5,000	437,650
	—	—	5,000	437,650
	—	—	5,000	437,650
Steve Valenzuela	1,292	96,352	—	—
	1,292	83,145	—	—
	1,291	79,045	—	—
	1,292	75,346	—	—
	1,292	79,204	—	—
	1,291	67,845	—	—
	1,292	70,796	—	—
	1,292	69,463	—	—
	1,667	30,773	—	—
	1,499	75,017	—	—
	1,501	66,416	—	—
	1,500	74,549	—	—
	416	12,449	—	—
	—	—	2,500	218,825
	—	—	2,500	218,825
	—	—	7,168	599,603
Jeffrey Bedell	—	—	2,000	175,060
	—	—	2,000	175,060
	—	—	2,500	218,825
	—	—	4,000	330,040
Daniel Kerzner	—	—	2,500	218,825
	—	—	3,000	262,590
	—	—	3,000	262,590
	—	—	4,000	330,040
Daniel Ramos	3,750	192,157	—	—
	3,909	168,257	—	—
	2,376	47,666	—	—
	1,590	32,471	—	—
	—	—	2,000	175,060

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
	—	—	2,000	175,060
	—	—	2,500	218,825
	—	—	4,000	330,040

(1)
The value realized on exercise of the stock options is based on the difference between the closing price of the shares of our common stock on the date of exercise and the applicable exercise price of those options, net of the exercise price for acquiring the shares.

(2)
The value realized on vesting is based on the number of shares of common stock underlying the restricted stock unit award that vested multiplied by the closing market price of the shares of our common stock on the vesting date.

Employment Arrangements
Employment Offer Letters
We have offer letters with each of our executive officers. The offer letters provide for at-will employment and set forth the executive officer’s initial base salary, eligibility for employee benefits and other initial terms and conditions of employment. Please see “Outstanding Equity Awards at Fiscal Year-End” above for a presentation of equity awards held by our named executive officers.
Severance and Change in Control Benefits
Our named executive officers, other than Mr. Trundle and Mr. Valenzuela, are not entitled to any benefits upon a termination of employment or change in control, except under the general terms of our equity benefit plans for all employees, which are described below under the section entitled “Equity Benefit Plans.” Mr. Valenzuela is entitled to certain limited benefits if his employment is terminated by us without cause. Mr. Trundle and Mr. Valenzuela are eligible for certain limited benefits in connection with a change in control (as defined in our 2015 Equity Incentive Plan), in each case as further described below under “Potential Payments Upon Termination or Change in Control.”
Potential Payments Upon Termination or Change in Control
Potential Payments upon Termination without Cause
The following table provides an estimate of the value of the compensation and benefits that would be due to Mr. Valenzuela assuming a termination without cause, effective as of December 31, 2021, other than in connection with a change of control, under our agreement with Mr. Valenzuela described above. The actual amounts that would be paid can only be determined at the time of such event.
Name	Cash Payment ($)	Benefit Continuation ($)	Total ($)
Steve Valenzuela	121,667(1)	10,332(1)	131,999

(1)
Reflects a lump sum cash payment equal to four months of Mr. Valenzuela’s then-current base salary and reimbursement of company-paid health insurance coverage for six months.

Potential Payments in Connection with a Change in Control
The following table provides an estimate of the value of the compensation and benefits that would be due to Mr. Valenzuela assuming a termination without cause, effective as of December 31, 2021, in connection with a change in control, under our agreement with Mr. Valenzuela described above. The actual amounts that would be paid can only be determined at the time of such event.

			Value of Accelerated Equity Awards(1) ($)
Name	Cash Payment ($)	Benefit Continuation ($)	Restricted Stock Units	Options	Total ($)
Steve Valenzuela	121,667	10,332	969,039	115,397	1,216,435(2)

(1)
The value of the vesting acceleration of stock option and restricted stock unit awards is based on the closing price of our common stock on December 31, 2021, which was $84.81, less, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. Stock options that have exercise prices at or above $84.81 per share are reflected as having $0 value for purposes of this table.

(2)
Reflects a lump sum cash payment equal to four months of Mr. Valenzuela’s then-current base salary and reimbursement of company-paid health insurance coverage for six months as well as vesting of the unvested shares subject to the outstanding equity awards granted to Mr. Valenzuela pursuant to the terms of his offer letter.

Mr. Trundle holds stock options granted in 2019, 2020 and 2021 that vest upon the five-year anniversary of the respective grant date, rather than monthly over such term. If there is a change in control prior to the five-year vesting date, Mr. Trundle is entitled to pro rata vesting of such options, in an amount equal to the amount that would have vested had Mr. Trundle’s equity awards vested monthly over the five-year vesting schedule. The following table provides an estimate of the value of the compensation and benefits that would be due to Mr. Trundle assuming a change of control occurred as of December 31, 2021. The actual amounts that would be paid can only be determined at the time of such event.
Name	Cash Payment ($)	Benefit Continuation ($)	Value of Accelerated Equity Awards(1) ($)		Total ($)
			Restricted Stock Units	Options
Stephen Trundle	—	—	—	793,230	793,230

(1)
The value of the vesting acceleration of stock option awards is based on the closing price of our common stock on December 31, 2021, which was $84.81, less, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. Stock options that have exercise prices at or above $84.81 per share are reflected as having $0 value for purposes of this table.

Equity Benefit Plans
For more information on our current equity compensation program and decisions regarding the grants of equity awards in fiscal 2021 for our named executive officers, see “Compensation Discussion and Analysis—2021 Executive Compensation Program—Annual Performance Bonus” and “Compensation Discussion and Analysis—2021 Executive Compensation Program—Equity Awards.”
Since the completion of our initial public offering in July 2015, we grant equity awards to employees, including our named executive officers, under our 2015 Equity Incentive Plan (the “2015 Plan”). Outstanding equity awards held by our employees, including our named executive officers that we granted prior to our initial public offering were granted under our Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”). Our Board has delegated authority to our Compensation Committee to administer the terms of our 2015 Plan and 2009 Plan, which are together referred to as the Equity Plans. The Equity Plans’ provisions regarding treatment of awards upon a termination or change in control transaction are summarized below. Please refer to the plan documents filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 24, 2022 for a complete description of the terms of such plans.
Under the terms of the Equity Plans and the form of award agreements thereunder, stock awards generally cease vesting and terminate upon the holder’s termination of service with us and options generally remain exercisable for a short period of time following the holder’s termination of service with us (generally three months, with longer periods upon terminations for death or disability), but in no event beyond the expiration of its original term.
In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take a variety of actions with respect to stock awards granted under the 2015 Plan, including arranging for their assumption, continuation or substitution; accelerated vesting; and/or termination in exchange for payment or for no payment. Under our 2009 Plan, in the event of a merger, consolidation, or sale of assets or stock of our company that results in a change of control, the plan administrator may take either of the following two actions with respect to outstanding stock awards: (1) accelerate the date of exercise of all outstanding options or (2) cancel any outstanding awards and pay to the holder an amount in cash or securities equal to the excess of the price paid to the holders of shares of common stock over the exercise price of the award.
We are not obligated to treat all stock awards under the 2015 Plan or 2009 Plan, even those that are of the same type, in the same manner. Additionally, we may provide for additional vesting and exercisability or settlement in the event of certain types of change in control transactions in an individual award agreement or in any other written agreement between us and a participant. Our named executive officers’ equity acceleration benefits are described in the section above entitled “Severance and Change in Control Benefits.”
Pay Ratio
In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd Frank Act, we determined the ratio of: (a) the annual total compensation of our Chief Executive Officer, to (b) the median of the annual total compensation of all of our employees, except for our Chief Executive Officer, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
To identify our median employee, we used the following methodology:
•
To determine our total population of employees, we included all of our employees as of December 31, 2021.

•
To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s (i) base salary paid in 2021, (ii) actual bonuses paid for 2021, and (iii) the value of equity awards granted in 2021 using the same methodology we use for estimating the value of the equity awards granted to our named executive officers and reported in our Summary Compensation Table. In making this determination, we annualized the base salary and bonus elements listed in (i) and (ii) above paid for employees who were employed by us for less than the entire calendar year.

•
Because of the limited scale of our operations outside the United States, we excluded all 17 of our employees located outside the United States for purposes of determining our “median employee” in our pay ratio calculation. As of December 31, 2021, our employee population consisted of 1,500 individuals, 1,483 of whom were located in the United States and 17 individuals that were located outside of the United States, all of whom were located in Canada.

After applying the methodology described above, we determined our median employee. Once the median employee was identified, we then calculated the annual total compensation of this employee for 2021 in accordance with the requirements of the Summary Compensation Table, resulting in an annual total compensation of $119,955.
The annual total compensation of our Chief Executive Officer in 2021, as reported in the Summary Compensation Table included in this Proxy Statement, was $3,613,596. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 30 to 1.
This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. Neither the Compensation Committee nor our management used our Chief Executive Officer to median employee pay ratio in making compensation decisions.

DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation earned for service on our Board by our non-employee directors during the year ended December 31, 2021. Mr. Trundle serves as our Chief Executive Officer in addition to being a director but does not receive any additional compensation for his service as a director and accordingly, he is not included in the table.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Donald Clarke	60,000	144,997	—	204,997
Timothy McAdam	65,000	144,997	—	209,997
Darius G. Nevin	70,000	144,997	—	214,997
Timothy J. Whall(3)	13,478	108,746	—	122,224
Simone Wu	55,000	144,997	—	199,997
Rear Admiral (Ret.) Stephen Evans(4)	41,125	194,967	—	236,092
Hugh Panero(5)	24,327	—	—	24,327
Mayo Shattuck(6)	19,904	—	—	19,904

(1)
This column reflects the aggregate grant date fair value of all restricted stock units granted during fiscal 2021 computed in accordance with ASC Topic 718. The grant date fair value of each restricted stock unit is measured based on the closing price of our shares of our common stock on the date of grant and assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing restricted stock units are described in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 24, 2022.

(2)
The table below shows the aggregate number of shares underlying outstanding stock awards and unexercised option awards (all such options are fully vested) outstanding for each of our non-employee directors as of December 31, 2021:

Name	Stock Awards (#)	Option Awards (#)
Donald Clarke	1,787	—
Timothy McAdam	1,787	—
Darius G. Nevin	1,787	36,000
Timothy J. Whall	1,305	—
Simone Wu	1,787	—
Rear Admiral (Ret.) Stephen Evans	2,025	—
Hugh Panero	—	—
Mayo Shattuck	—	—

(3)
Mr. Whall joined our Board effective August 30, 2021. Accordingly, his cash compensation in fiscal year 2021 was pro-rated to reflect his partial year of service on the Board. The stock award in the table above represents the grant date fair value of Mr. Whall’s initial award of 1,305 restricted stock units granted on August 30, 2021, representing the equivalent of an annual restricted stock unit award, pro-rated to reflect his partial year of service on the Board until the next annual meeting of stockholders. This initial restricted stock unit award will vest in full on the day immediately preceding the date of our Annual Meeting, provided that Mr. Whall remains a director as of such vesting date.

(4)
Admiral Evans joined our Board effective February 1, 2021. Accordingly, his cash compensation in fiscal year 2021 was pro-rated to reflect his partial year of service on the Board. The stock award in the table above represents the grant date fair value of Admiral Evans’ initial award of 2,025 restricted stock units granted on February 4, 2021 which was determined based on Admiral Evans’ date of joining our Board in February and the fact that he would not receive an annual grant until fiscal year 2022. This initial restricted stock unit award will vest in full on the day immediately preceding the date of our Annual Meeting, provided that Admiral Evans remains a director as of such vesting date.
(5)
Mr. Panero resigned from our Board effective June 9, 2021. Accordingly, his compensation in fiscal year 2021 was pro-rated to reflect his partial year of service on the Board.

(6)
Mr. Shattuck resigned from our Board effective June 9, 2021. Accordingly, his compensation in fiscal year 2021 was pro-rated to reflect his partial year of service on the Board.

Non-Employee Director Compensation Policy
Overview
Our directors play a critical role in guiding our strategic direction and overseeing management. The Compensation Committee reviews pay levels for non-employee directors on an annual basis with assistance from its compensation consultant, Compensia, which prepares a comprehensive assessment of our non-employee director compensation program. Such assessment includes benchmarking of our current director compensation against the same peer group used for executive compensation purposes and an update on recent trends in director compensation. Following such review, the Board, upon recommendation of the Compensation Committee, approves any updates to the non-employee director compensation policy for the ensuing calendar year.
Non-Employee Director Compensation Policy
Our Board has adopted a director compensation policy for non-employee directors, which was most recently amended by the Board in December 2017 upon recommendation by the Compensation Committee. Non-employee directors receive a combination of cash and equity compensation.
Cash Compensation
Under our policy, each non-employee director, other than Mr. McAdam, will receive an annual board service retainer of $40,000, and Mr. McAdam, as Chairman of our Board, will receive an annual board service retainer of $50,000. The members of each of our Compensation Committee and Nominating and Corporate Governance Committee will receive an annual service retainer of $5,000, and the members of our Audit Committee will receive an annual service retainer of $15,000. In addition, the chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive an annual committee chair service retainer of $20,000, $15,000 and $10,000, respectively.
The annual cash compensation amounts set forth above are payable in equal quarterly installments, payable in arrears during the first 30 days of the first month following the end of each calendar quarter in which the board service occurs. If the director joins our Board at a time other than the first day of a calendar quarter, he or she will be entitled to the cash compensation set forth above beginning with the calendar quarter following the date he or she joins our Board.
Equity Compensation
In addition to cash compensation, each non-employee director is eligible to receive nonqualified stock options and/or restricted stock unit awards under our 2015 Plan. In 2021 and in recent years, all equity compensation provided to our non-employee directors has been in the form of restricted stock unit awards.
Vesting schedules for equity awards are subject to the non-employee director’s continuous service on each applicable vesting date. Notwithstanding any vesting schedule, for each non-employee director who remains in continuous service with the Company until immediately prior to the closing of a change in control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such change in control.

Initial Award
Each non-employee director who is newly elected or appointed to our Board is eligible to receive an initial grant of restricted stock unit awards. The amount and vesting schedule of such initial award is in the Board’s discretion.
Annual Award
Each continuing non-employee director will automatically be granted an annual restricted stock unit award on the business day following our annual meeting of stockholders with a grant date fair value of $145,000; provided that no annual award will be granted to a non-employee director in the same calendar year that such person received his or her initial award. The grant date fair value shall be converted into the number of shares underlying the award based on the closing price of our common stock on the date of grant. This annual restricted stock unit award will vest in full on the day immediately preceding the date of the next year’s annual meeting of stockholders, provided that the applicable non-employee director remains a director as of such vesting date.
Non-Employee Director Stock Ownership Guidelines
In 2018, the Compensation Committee adopted stock ownership guidelines for our non-employee directors, under which each non-employee director is expected to accumulate a number of shares of our common stock with value equal the lesser of (i) three times his or her annual cash retainer for Board service or (ii) 2,500 shares of our common stock. Our non-employee directors are expected to satisfy the stock ownership guidelines within five years from the adoption of the guidelines (or the individual’s date of joining the Board, if later). As of March 31, 2022, all of our non-employee directors were in compliance with the stock ownership guidelines, except for Admiral Evans, who was appointed as a director effective February 1, 2021, and Mr. Whall, who was appointed as a director effective August 30, 2021, and thus each has until 2026, to comply with the guidelines pursuant to the phase-in period. Shares underlying unvested restricted stock units and unexercised stock options are not counted for purposes of meeting our stock ownership guidelines; accordingly, until Admiral Evans’ and Mr. Whall’s initial grants of restricted stock unit awards vest, such awards are not considered subject to the stock ownership guidelines. The Compensation Committee adopted the stock ownership guidelines based on input and analysis from Compensia regarding market practices and best practices related to non-employee director compensation.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2021.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Amended and Restated 2009 Stock Incentive Plan(1)	232,854	6.43	—
2015 Equity Incentive Plan(2)	934,627	43.35	6,314,616
2015 Employee Stock Purchase Plan(3)	—	—	1,954,623
Equity compensation plans not approved by security holders	54,694(4)	10.97	—
Total	1,222,175		8,269,239

(1)
After the completion of our initial public offering on July 1, 2015, no further grants were made under our Amended and Restated 2009 Stock Incentive Plan.

(2)
The number of shares of common stock reserved for issuance under the 2015 Equity Incentive Plan automatically increases on January 1 of each year, beginning on January 1, 2016 and continuing through and including January 1, 2024, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. Pursuant to the terms of the 2015 Equity Incentive Plan, an additional 2,512,972 were added to the number of available shares effective January 1, 2022.

(3)
The number of shares of common stock reserved for issuance under the 2015 Employee Stock Purchase Plan automatically increases on January 1 of each year, beginning on January 1, 2016 and continuing through and including January 1, 2025, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 1,500,000 shares or (iii) such lesser number of shares determined by our Board. The Board declined to increase the share reserve for the 2015 Employee Stock Purchase Plan pursuant to the “evergreen” feature for 2020, 2021 and 2022.

(4)
54,694 of the securities represent performance-based warrants issued to two employees on March 30, 2015. Each warrant gives the holder a right to purchase up to 27,347 shares of our common stock, has an exercise price of $10.97 per share and we may elect to terminate the warrants in exchange for a one-time cash settlement in the event of a change in control. If the warrants become exercisable, the number of shares that become exercisable is based upon the achievement of certain minimum annual revenue targets, which cannot exceed 27,347 shares for each warrant. From a financial accounting standpoint, pursuant to ASC Topic 718, we have determined that, as of December 31, 2021, the probability of achievement of the performance goals required for such warrants to become exercisable is zero. Does not include 6,527 shares subject to outstanding stock options with a weighted average exercise price of $6.35 that we assumed in accordance with the terms of the asset purchase agreement we entered into with Icontrol Networks, Inc. on June 23, 2016.

TRANSACTIONS WITH RELATED PERSONS
Related Person Transactions Policy and Procedures
We have a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions.
For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.
In considering related person transactions, the Audit Committee, or other independent body of our Board, takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the availability of other sources for comparable services or products and (d) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.
Certain Related Person Transactions
Except as described below, there have been no transactions since January 1, 2021 in which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our common stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”
Registration Rights Agreement
We are a party to an amended and restated registration rights agreement with certain stockholders that are or are affiliated with certain of our executive officers or directors, including entities affiliated with Stephen Trundle and Daniel Ramos in his individual capacity. The amended and restated registration rights agreement, among other things, grants these stockholders specified registration rights with respect to shares of our common stock issued upon conversion of the shares of preferred stock previously held by them.
Indemnification Agreements
Our Certificate of Incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our

Certificate of Incorporation and Bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have also obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Alarm.com Holdings, Inc. Direct your written request to Alarm.com Holdings, Inc., Attn: Corporate Secretary, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,
Daniel Ramos
Corporate Secretary
April 21, 2022
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission, is available without charge upon written request to: Alarm.com Holdings, Inc., Attn: Corporate Secretary, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.

ALARM.COM HOLDINGS, INC.Annual Meeting of StockholdersJune 2, 2022 at 9:00 AM EDTThis Proxy is solicited on behalf of the Board of Directors of Alarm.com Holdings, Inc.The undersigned hereby appoints Stephen Trundle and Steve Valenzuela, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Alarm.com Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3, AND AGAINST THE PROPOSAL IN ITEM 4. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report on Form 10-K are available at http://www.viewproxy.com/ALRM/2022

The Board of Directors recommends a vote “FOR” each of the director nominees listed in Proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4. 1.To elect the two (2) nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified; Nominees:FORAGAINSTABSTAIN01Donald Clarke02Timothy J. Whall 2.To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022. FORAGAINSTABSTAIN3.To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.FORAGAINSTABSTAIN4. To consider, if properly presented at the Annual Meeting, a non-binding stockholder proposal requesting the Board of Directors to take each step necessary to amend the Company’s Amended and Restated Bylaws to adopt “Proxy Access.”FORAGAINSTABSTAIN NOTE: To conduct any other business properly brought before the meeting or any adjournment thereof.I plan to attend the meeting Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) CONTROL NUMBER Dated:SignatureSignature (if held jointly)NOTE: This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in the partnership name by authorized person. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. As a stockholder of Alarm.com Holdings, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.CONTROL NUMBERPROXY VOTING INSTRUCTIONSPlease have your 11-digit Control Number ready when voting by Internet or telephone INTERNETVote Your Proxy on the Internet: Go to www.fcrvote.com/ALRMHave your proxy card available when you access the above -website. Follow the prompts to vote your shares. TELEPHONEMAILVote Your Proxy by Phone:Vote Your Proxy by Mail:Call 1 (866) 402-3905Use any touch-tone telephone toMark, sign, and date your proxyvote your proxy. Have your proxycard, then detach it, and returncard available when you call.it in the postage-paid envelopeFollow the voting instructions toprovided.vote your shares.